UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

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Exchange Act of 1934 (Amendment No.  )

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Century Communities, Inc.

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CENTURY COMMUNITIES®

NOTICE OF ANNUAL MEETING
of Stockholders and Proxy Statement

MAY 4, 2022

20 YEAR ANNIVERSARY

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

FROM OUR CHAIRMAN OF THE BOARD

Dear Fellow Stockholder:

Despite the supply, labor and other challenges as a result of the COVID-19 pandemic, 2021 was a record year for Century Communities. We continued to capitalize on favorable housing market trends and achieved record net new contracts, home deliveries and home sales revenues, along with the highest net income in our history. Collectively, these results are strong evidence of the adaptability of our business model and our team’s ability to execute on our playbook and navigate through a difficult and uncertain environment, while meeting the substantial ongoing demand for new homes at all price points across our national footprint. In July, Century was again ranked as the ninth largest home builder in the country, on BUILDER’s Builder 100 list, based on closings and we were also again named one of Fortune’s 100 fastest growing companies. We believe these acknowledgments reflect not only the trust that homebuyers have placed in Century, but also the quality of our employees across our local sales centers, construction sites and various nationwide offices. We are truly grateful for our entire team, who continue to deliver exceptional homes and quality service to our customers.

Since going public in 2014, we’ve successfully expanded and diversified our business by creating a national footprint while transforming our competitive positioning to become one of the largest homebuilders in the country. We’ve taken bold, forward-looking actions to drive organic growth and increase the value of the Company while investing deeply in our platform to advance, synergize and better position Century to thrive, not only in the current environment but in future housing cycles as well.

Last March, we published our initial ESG report, providing a deeper look at our ongoing commitment to further integrate sustainable business practices. This report establishes where we stand today as a baseline for future progress, reflecting our enhanced focus on sustainability and providing direct, transparent communication with stakeholders on relevant issues, risks and opportunities that impact sustainability across our entire organization. Moving forward, we plan to publish this report on a biennial basis, with the next publication expected in 2023.

Together with the Board of Directors and the management team at Century Communities, I am pleased to invite you to our 2022 Annual Meeting of Stockholders, which will be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 4, 2022.

In connection with the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (1) to elect six directors to serve for the ensuing year as members of the Board of Directors of Century; (2) to approve the Century Communities, Inc. 2022 Omnibus Incentive Plan; (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; (4) to approve, on an advisory basis, our executive compensation; and (5) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof. The accompanying Notice of 2022 Annual Meeting of Stockholders and proxy statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the six nominees for director named in the proxy statement and FOR the approval of the other proposals being submitted to a vote of stockholders.

Century Communities, Inc. – 2022 Proxy Statement	1

Voting your shares of Century common stock is easily achieved without the need to attend the Annual Meeting in person. Regardless of the number of shares of Century common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

This year, we’re celebrating the 20th anniversary of our founding. Our mission today remains unchanged from what it was in 2002 – to build attractive, high-quality homes as we provide A Home For Every Dream™. Our entire team is committed to driving our business forward to ongoing success, expanding our footprint into vibrant markets with favorable long-term fundamentals and building an even more formidable and impressive Century Communities in the years ahead. We remain encouraged with our continued performance and competitive positioning across high potential markets and are confident in our ability to deliver long-term value to our stockholders.

On behalf of the Board of Directors, we thank you for your participation, investment and continued support.

Sincerely,

Dale Francescon
Chairman of the Board and
Co-Chief Executive Officer

March 22, 2022

You can help us make a difference by eliminating paper proxy materials. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

Century Communities, Inc. – 2022 Proxy Statement	2

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, will be held on Wednesday, May 4, 2022, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

1.	To elect six directors to serve as members of the Board of Directors of Century until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the proxy statement for election to the Board of Directors are: Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, and James M. Lippman;

2.	To approve the Century Communities, Inc. 2022 Omnibus Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

4.	To approve, on an advisory basis, our executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof.

The proxy statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on March 10, 2022 are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement, or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at www.centurycommunities.com and filed with the Securities and Exchange Commission as additional proxy materials.

To ensure your representation at the Annual Meeting, you are urged to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Century common stock are held by a bank, broker, or other agent, please follow the instructions from your bank, broker, or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Messenger
Chief Financial Officer and Secretary

Greenwood Village, Colorado

March 22, 2022

Century Communities, Inc. – 2022 Proxy Statement	3

References in this proxy statement to:

●	“Century,” “we,” “us,” “our,” or the “Company” refer to Century Communities, Inc.;

●	“Board” refer to the Board of Directors of Century;

●	“Annual Meeting” refer to our 2022 Annual Meeting of Stockholders; and

●	“2021 Annual Report” or “2021 Annual Report to Stockholders” refer to our Annual Report on Form 10-K for the year ended December 31, 2021, being made available together with this proxy statement.

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

™ and ® denote trademarks and registered trademarks of Century Communities, Inc. or our affiliates, registered as indicated in the United States. All other trademarks and trade names referred to in this proxy statement are the property of their respective owners.

We intend to make this proxy statement and our 2021 Annual Report available on the Internet and to commence mailing of the notice to all stockholders entitled to vote at the Annual Meeting beginning on or about March 22, 2022. We will mail paper copies of these materials, together with a proxy card, within three business days of a request properly made by a stockholder entitled to vote at the 2022 Annual Meeting of Stockholders.

Century Communities, Inc. – 2022 Proxy Statement	4

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information included in this proxy statement.  We recommend that you review the entire proxy statement and our 2021 Annual Report to Stockholders before voting.

2022 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME

Wednesday, May 4, 2022

1:00 p.m. (Mountain Time)

LOCATION

Hyatt Regency

Denver Tech Center

7800 East Tufts Avenue

Denver, CO 80237

Due to the COVID-19 pandemic, various safety restrictions and limitations may be in effect, and the Annual Meeting may be held at a different venue or solely by means of virtual communication.

RECORD DATE

Holders of record of our common stock at the close of business on March 10, 2022, are entitled to notice of, to attend, and to vote at the 2022 Annual Meeting of Stockholders or any continuation, postponement, or adjournment thereof.

VOTING ITEMS

Proposal	Board’s Vote Recommendation	Page
Proposal No. 1: Election of directors	FOR	29
Proposal No. 2: Approval of Century Communities, Inc. 2022 Omnibus Incentive Plan	FOR	33
Proposal No. 3: Ratification of appointment of independent registered public accounting firm	FOR	48
Proposal No. 4: Advisory vote on executive compensation	FOR	50

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Wednesday, May 4, 2022

This proxy statement and our 2021 Annual Report of Stockholders are available on the Internet, free of charge, at www.proxyvote.com. On this website, you will be able to access this proxy statement, our 2021 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Century Communities, Inc. – 2022 Proxy Statement	5

2021 BUSINESS HIGHLIGHTS

2021 proved to be another record year for Century, achieving our 19th consecutive year of profitability, 11 quarters of consecutive improvement and initiating a $0.15 per share quarterly cash dividend. Highlights of our achievements for 2021, include:

FINANCIAL

$4.2 billion	Total Revenues Achieved a record $4.2 billion in total revenues, a 33% year-over-year, consisting of a 33% in home sales revenues and a 20% in financial services revenues
$499 million	Net Income Achieved a record net income of $499 million, a 142% year-over-year, or $14.47 per diluted share, a 136% year-over-year
$733 million	Adjusted EBITDA* Achieved a record adjusted EBITDA of $733 million, a 106% year-over-year
$0.15 share	Quarterly Cash Dividend Initiated in May 2021 a $0.15 per share quarterly cash dividend

OPERATIONAL

12,017	Net New Home Contracts Achieved record new home contracts of 12,017, an 11% year-over-year
10,805	Home Deliveries Achieved record home deliveries of 10,805, a 14% year-over-year
4,651	Homes in Backlog Achieved record homes in backlog to 4,651, a 35% year-over-year, and a 45% in homes in backlog value of $1.9 billion
8,375	Number of Loans Originated a record 8,375 loans, a 21% year-over-year

STRATEGIC

Continued Successful Expansion into Growing, High Demand, New Markets

Florida is the 6th state where both Century brands have a presence and we believe there are more opportunities for increased penetration within our over 40 high-growth markets to enable both brands to benefit from increased scale and enhanced operational efficiencies

Continued Focus on Land Light Operating Strategy Ended the year with nearly 80,000 lots, improving the mix of controlled versus owned lots, consisting of 59% controlled and 41% owned

Continued Focus on Entry Level Homes and Preference for Move-in Ready Over Built-to-Order Homes

Successfully advanced growth of the Century Complete brand, 100% of which are spec builds, resulting in 86% of our total home deliveries being spec builds

See Annex I for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

Century Communities, Inc. – 2022 Proxy Statement	6

WHO WE ARE

Century Communities, Inc. is a top 10 national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 17 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2021, we operated in the 17 states and over 40 markets depicted below. We also offer title, insurance, and lending services in select markets.

CORPORATE GOVERNANCE HIGHLIGHTS

✓	Two-thirds of directors are independent	✓	Annual say-on-pay vote
✓	Annual election of all directors	✓	Officer and director stock ownership requirements
✓	Majority vote standard for uncontested director elections, with a director resignation policy	✓	Hedging, pledging, and stock option repricing prohibitions
✓	Emphasis on gender and racial/ethnic diversity in Board refreshment efforts	✓	Double trigger change in control arrangements
✓	Independent presiding director	✓	Robust clawback policy
✓	Board oversight of ESG policies	✓	No poison pill
✓	Robust Board and committee evaluations	✓	Single class of stock

Century Communities, Inc. – 2022 Proxy Statement	7

STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board of Directors values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During 2021, our executives held more than 250 meetings with stockholders, including all of our top 10 stockholders that are actively managed funds. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard:	What We Did:
Increase stockholder influence over director elections.	In February 2021, we adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Increase Board gender diversity.	We added Ms. Patricia L. Arvielo to the Board of Directors effective January 1, 2021.
Increase Board racial/ethnic diversity.	We considered racial/ethnic diversity in our search for a new director. Ms. Patricia L. Arvielo is a first-generation Latina.
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our directors and executives to ensure that their interests would be closely aligned with those of our stockholders. All of our directors and executives are in compliance with our guidelines. We also adopted an anti-hedging/pledging policy.

Dale Francescon and Robert J. Francescon beneficially own 6.1% and 4.9%, respectively, of our outstanding common stock, and together beneficially own 11.0% of our outstanding common stock.

Emphasize long-term incentives.	Our long-term incentive (LTI) program provides for significant LTI opportunities for our executives, which for 2021 constituted 55% of our Co-Chief Executive Officer (Co-CEOs) target total direct compensation and 48% for our Chief Financial Officer (CFO), and comprised of 60% performance share unit (PSU) awards and 40% time-based restricted stock unit (RSU) awards, which vest over three years and then require a one-year holding period in the case of the shares issued in settlement of the PSU awards.
Emphasize performance-based compensation elements.	84% of our Co-CEO target compensation and 77% of our CFO target compensation for 2021 is performance-based compensation.
Increase disclosure on executive compensation, including long-term incentives and stock ownership.	Each year, we have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis this year reflects these increased disclosures.
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	We adopted a robust clawback policy covering cash and equity incentive compensation applicable to current and former executives.

Century Communities, Inc. – 2022 Proxy Statement	8

BOARD NOMINEES

Below are the directors nominated for election by stockholders at the Annual Meeting for a one-year term. The Board recommends a vote “FOR” each of these nominees.

Director	Age	Serving Since	Independent	Committees	Other Public Boards
Dale Francescon(1)	69	2013	No(2)	N/A	0
Robert J. Francescon	64	2013	No(2)	N/A	0
Patricia L. Arvielo	57	2021	Yes	Audit, Compensation, Nominating and Corporate Governance	0
John P. Box	75	2014	Yes	Audit, Compensation, Nominating and Corporate Governance	0
Keith R. Guericke(1)	73	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	1
James M. Lippman	64	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	0

(1)	Dale Francescon serves as Chairman of the Board of Directors. Because the Board endorses the concept of an independent, non-employee director being in a position of leadership, Keith R. Guericke serves as the presiding independent director.

(2)	Dale Francescon and Robert J. Francescon are not independent because they also serve as Century’s Co-Chief Executive Officers.

KEY QUALIFICATIONS

The following are some of the key qualifications, skills, and experiences of our Board.

Director	CEO/Senior Officer Experience	Financial/Finance Experience	Industry Experience	Sales/Marketing Experience	Corporate Governance
Dale Francescon	●	●	●	●	●
Robert J. Francescon	●	●	●	●	●
Patricia L. Arvielo	●	●	●	●
John P. Box	●	●	●	●	●
Keith R. Guericke	●	●	●	●	●
James M. Lippman	●	●	●	●	●

The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board.

Century Communities, Inc. – 2022 Proxy Statement	9

EXECUTIVE COMPENSATION BEST PRACTICES

Our compensation practices include many best practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Maintain a robust clawback policy	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

2021 EXECUTIVE COMPENSATION ACTIONS

For 2021, our only named executive officers were our Co-Chief Executive Officers and Chief Financial Officer. 2021 compensation actions and incentive plan outcomes based on performance are summarized below:

Pay Element	2021 Actions
Base Salary	● Our Co-CEOs received a base salary increase of 5.9%. ● Our CFO received a base salary increase of 18.2%.
Short-Term Incentive

●   The threshold, target and maximum short-term incentive award opportunities for 2021 remained the same, as a percentage of base salary, as in 2020 for our Co-CEOs, but increased for our CFO.

●   Performance metrics were revenue (40%), EBITDA, as adjusted (40%), and closings (20%) for our Co-CEOs, and revenue (30%), EBITDA, as adjusted (30%), closings (15%), and individual goals (25%) for our CFO.

●   Actual performance exceeded maximum for revenue and EBITDA, as adjusted, and was between target and maximum for closings.

Long-Term Incentives

●   The threshold, target, above target and maximum long-term incentive award opportunities for 2021 increased, as a percentage of base salary, as in 2020 for our Co-CEOs, but decreased, as a percentage of base salary, for our CFO.

●   Our 2021 long-term incentive (LTI) program consisted of 60% performance share unit (PSU) awards and 40% time-vested restricted stock unit (RSU) awards.

Century Communities, Inc. – 2022 Proxy Statement	10

Pay Element	2021 Actions

●   The 2021 PSU awards may vest and be paid out in shares of our common stock dependent upon the achievement of a cumulative adjusted pre-tax income goal for the years 2021-2023.

●   All net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

●   The RSU awards are based on target achievement levels and vest in three equal annual installments.

●   Our 2019 PSU awards were paid out at the maximum payout level, based on our 2019-2021 cumulative adjusted pre-tax income.

Other Compensation Related Actions

●   Approximately 98% of votes cast at our 2021 Annual Meeting of Stockholders were in favor of our annual say-on-pay vote.

●   In February 2022, our CFO received a one-time $500,000 discretionary cash bonus to reward him for 2021 extraordinary corporate and individual performance and to increase his total compensation as compared to other non-executive employees who received significant annual cash bonuses for 2021 in light of our strong corporate performance.

CENTURY COMMUNITIES 2022 OMNIBUS INCENTIVE PLAN

The Board has approved the Century Communities, Inc. 2022 Omnibus Incentive Plan (which we refer to as the “2022 plan”). The purpose of the 2022 plan is to advance the interests of Century and our stockholders by enabling us to attract and retain qualified individuals to perform services for us, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our Company and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders. Our continuing ability to offer equity incentive awards is critical to our ability to attract, motivate and retain qualified personnel, particularly as we grow and in light of the highly competitive markets for employee talent in which we operate.

If our stockholders approve the 2022 plan, it will replace the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan (which we refer to as the “2017 plan”) and no new awards will be granted under the 2017 plan. The terms of the 2017 plan, as applicable, will continue to govern awards outstanding under the 2017 plan, until exercised, expired, paid or otherwise terminated or canceled. Other than the 2017 plan, we currently have no other equity compensation plans under which equity awards can be granted.

2023 ANNUAL MEETING OF STOCKHOLDERS

We anticipate that our 2023 Annual Meeting of Stockholders will be held on Wednesday, May 3, 2023. The following are important dates in connection with our 2023 Annual Meeting of Stockholders.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than November 22, 2022
Nomination of a Candidate Pursuant to our Bylaws	Between January 4, 2023 and February 3, 2023
Proposal of Other Business for Consideration Pursuant to our Bylaws	Between January 4, 2023 and February 3, 2023

Century Communities, Inc. – 2022 Proxy Statement	11

OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

ESG Approach AND MISSION

Century’s Board and management are committed to building environmental sustainability, social responsibility and effective corporate governance into all aspects of our business. Our approach to corporate sustainability is based on the U.N. Sustainable Development Goals, credible ESG frameworks, such as the Global Reporting Initiative (GRI) and the Value Reporting Foundation’s Sustainability Accountability Standards Board (SASB) Standards, and our commitment to achieving a more sustainable future in line with the Intergovernmental Panel on Climate Change (IPCC) Assessments.

Our mission is to create thriving, enduring neighborhoods by building new homes with lasting livability. We believe our commitment to pursuing environmental, social and governance initiatives can be achieved in parallel with and in furtherance of the interests of our homeowners as well as the long-term interests of our stockholders. The integration of sustainable business practices creates lasting results that benefit all our stakeholders, including our customers, employees, stockholders, investors, and the communities in which we live and operate.

esg INITIATIVES

As a leading, top-10 national home builder, we believe we play an important role in building a sustainable future for our employees, our homeowners, our environment and the communities in which we live and build while we operate in an ethical, environmentally and socially responsible manner. Specific to our industry, we are focused on the following opportunities related to climate change, sustainability and social responsibility:

Building sustainable homes that allow homeowners to reduce their carbon footprint by utilizing smart home technology to reduce energy consumption and conserve water;
Seeking to understand not only the operational carbon footprint of the homes that we build, but also their embodied carbon footprint – the climate impact associated with the materials that go into our homes;
Identifying opportunities to reduce the most material GHG emissions source from our 2020 GHG inventory – Purchased Goods (embodied carbon) – through developing a green building material procurement strategy and exploring opportunities to pursue additional green building certifications;
Conducting a 2019 GHG inventory in addition to a 2021 GHG inventory to better contextualize the trend in our environmental impact over time and evaluate our efforts to date in incorporating efficient and waste reducing practices into our homebuilding operations;
Utilizing three years’ of GHG inventories to inform impact reduction targets relating to GHG emission, energy and water usage, and transport efficiency;
Reporting to the CDP, formerly the Carbon Disclosure Project, which feeds data for numerous ESG ratings systems, helping to further the transparency and accessibility of our climate-related data and management strategy, including climate risk in alignment with the Task Force on Climate-Related Financial Disclosures (TCFD);
Seeking opportunities to strengthen our rigorous environmental due diligence criteria through the development of a holistic biodiversity conservation and responsible land use policy;
Offering sustainable, affordably priced homes to homebuyers;

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Helping create happy, healthy communities in part by educating homebuyers, employees, business partners and other stakeholders on environmentally sustainable practices;
Giving back to the communities in which we operate through the support of organizations such as Marine Toys for Tots, HomeAid Atlanta, the Home Builders Foundation, and Kids Meals, Inc.;
Complying with all relevant and applicable local, state and federal environmental laws, policies and regulations;
Maintaining work environments conducive to the health and safety of our employees, our trade partners, the public and our valued homeowners, especially in light of the COVID-19 pandemic; and
Creating a culture that fosters diversity, inclusivity, dignity and respect with equal employment opportunity hiring practices and policies with competitive compensation and benefit packages, which is reinforced by our employee trainings related to anti-harassment and anti-discrimination, annual training on the Century Business Code of Conduct, and commitment to pay equity.

Our environmental emphasis is such that historically over 50% of the homes we built were certified for meeting or exceeding the enhanced standards established by the Federal government pursuant to the Energy Efficient Home Tax Credit.

Specific examples of environmentally sensitive products that we incorporate into many of our homes include:

EnergyStar® appliances;
EnergyStar® Certified smart thermostats;
100% low Volatile Organic Compound (VOC) paints;
Low-E windows that reduce the demand on HVAC systems as well as energy-efficient HVAC units with whole home air purification systems;
Efficient LED lighting;
Reduced water flow plumbing systems that do not compromise performance; and
Growing number of solar equipped homes.

esg COMMITMENTS

ENVIRONMENTAL COMMITMENTS: We are committed to operating in an environmentally responsible manner to reduce our impact on climate change, conserve natural resources and operate in compliance with environmental regulations.

SOCIAL COMMITMENTS: We are committed to being a socially responsible employer by fostering an environment of diversity and inclusion across our business, with a focus on empowering women and minorities, operating ethically and supporting our local communities. Since the outbreak of the COVID-19 pandemic, we have prioritized the health and safety of our employees, homeowners, contractors, customers and communities. We implemented protocol with these goals in mind, such as remote work arrangements, enhanced cleaning measures, modifications to our building sites to allow for social distancing, and virtual interactions with customers, including virtual home tours and remote customer appointments.

Century Communities, Inc. – 2022 Proxy Statement	13

GOVERNANCE COMMITMENTS: We are committed to building a culture dedicated to ethical business behavior and responsible corporate activity. This commitment extends to our business partners through our Vendor Code of Conduct, which helps ensure that our value chain shares our commitment to employee health & safety, human rights, and environmental stewardship. We believe strong corporate governance through Board and management teams that are engaged on ESG topics is the foundation to delivering on our commitments.

esg DISCLOSURES

The Board of Directors believes environmental stewardship and social responsibility are key tenets that are pivotal to driving long-term, organizational success. Century’s ESG initiatives and disclosures to the market include our inaugural ESG Sustainability Report published in 2021, ESG & Sustainability Report Supplemental Data, the ESG Policy Statement, the Human Rights Policy Statement, our Commitment to Training and Professional Development, the Labor Rights Policy, our Commitment to Diversity and Inclusion and our Vendor Code of Conduct, as well as the “Investors-ESG” section of our website located at www.centurycommunities.com. Moving forward, we plan to publish our ESG Sustainability Report on a biennial basis, with the next publication expected in 2023.

Century Communities, Inc. – 2022 Proxy Statement	14

CORPORATE GOVERNANCE

Governance best PRACTICES

We maintain several corporate governance best practices, which are designed to promote actions that benefit our stockholders and create a framework for our decision-making.

Annual election of all directors	All directors are elected annually for a one-year term.
Majority vote standard for uncontested director elections, with a director resignation policy	We have a majority voting standard for uncontested director elections, and directors who do not receive more votes “for” than “against” their election must offer to resign from the Board.
Two-thirds of our directors are independent	Four of the six directors on our Board are independent.
Robust Board and committee evaluations	Our Board and committees conduct annual performance self-evaluations.
No poison pill	We believe that not having a poison pill benefits our stockholders by not discouraging takeover attempts that may increase value for our stockholders.
Board oversight of ESG initiatives	The Nominating and Corporate Governance Committee has been delegated oversight authority of our ESG initiatives. The Board formalized several ESG policies that are available at discover century.investors.centurycommunities.com/ESG.
Emphasis on gender and racial/ethnic diversity in Board refreshment efforts	Effective January 1, 2021, the Board added a new female and Latina director to the Board.
Robust stockholder outreach program	Each year, our executives hold numerous meetings to seek stockholder input and strive to take actions that reflect the input received.
Annual say-on-pay vote	Our Board recommended, and our stockholders voted in favor of, an annual advisory stockholder vote on executive compensation.
Officer and director stock ownership requirements	We have robust stock ownership guidelines for our directors and officers that require maintenance of a specified level of ownership based on compensation.
Hedging, pledging, and stock option repricing prohibitions	We prohibit certain employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading.
Require a double trigger for cash severance and accelerated vesting of equity upon a change in control	The double trigger feature incentivizes executives to accept or continue employment with Century in the event of a change in control event.
Robust clawback policy	We maintain a robust clawback policy pursuant to which we may recover cash and equity incentive compensation from current or former officers in the event of a restatement.
Single class of stock	We have a single class of stock, so our stockholders all have equal voting rights.

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CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

●	Role of directors	●	Board materials
●	Selection of the Chairman of the Board	●	Board interaction with institutional investors, analysts, press, and customers
●	Selection of new directors	●	Board orientation and continuing education
●	Director qualifications	●	Director attendance at annual meetings of stockholders
●	Care and avoidance of conflicts	●	Frequency of meetings
●	Confidentiality	●	Selection of agenda items for Board meetings
●	Other directorships	●	Number and names of Board committees
●	Director independence	●	Independence of Board committees
●	Directors who change their present job responsibility	●	Assignment and rotation of committee members
●	Retirement and resignation policy	●	Evaluation of executive officers
●	Director tenure	●	Succession planning
●	Board compensation	●	Management development
●	Separate sessions of independent directors	●	Risk management
●	Board and Board committee self-evaluations	●	Prohibited loans
●	Strategic direction of the Company	●	Communications with directors
●	Board access to management
●	Director resignation policy

From time to time, the Board, upon recommendation of the Nominating and Corporate Governance Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate. The Corporate Governance Guidelines are available in the “Discover Century—Investors—Corporate Governance—Governance Documents” section of the Company’s website located at www.centurycommunities.com.

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Director Independence

Under the listing standards and rules of the New York Stock Exchange (NYSE), independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act), and compensation committee members must satisfy heightened independence criteria set forth in the NYSE rules. Under the NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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The Board has undertaken a review of its composition, the composition of its Board committees, and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships with us, our senior management, and our independent registered public accounting firm, the Board has determined that all but two of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the Securities and Exchange Commission (SEC) and the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Century and all other facts and circumstances the Board deemed relevant in determining their independence.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officers, and that the Board is free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. Dale Francescon serves as Chairman of the Board and Co-Chief Executive Officer, and Robert J. Francescon serves as Co-Chief Executive Officer and President. However, the Board endorses the concept of an independent director being in a position of leadership and, thus, as mentioned above, Keith R. Guericke serves as our presiding director.

The Board has determined that this current leadership structure is appropriate and in the best interests of the Company and its stockholders at this time for several reasons, including: (i) Both Dale Francescon’s and Robert J. Francescon’s extensive knowledge of our Company, business, and industry, obtained through nearly 20 years of service to our Company and over 30 years of experience in the homebuilding industry, which benefit Board leadership and the Board’s decision-making process through their active roles as Co-Chief Executive Officers, and in the case of Dale Francescon, Chairman of the Board; (ii) unification of Board leadership and strategic direction as implemented by our management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged presiding independent director and Board.

Executive Sessions

Our non-management independent directors meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board and committee meetings.

Our independent directors have appointed an independent director (referred to as the “presiding director”) to preside over the executive sessions of the independent directors. Keith R. Guericke serves as our presiding director. The main duties of the presiding director are to (i) preside at regularly scheduled executive sessions or other meetings of the independent directors; (ii) serve as liaison between the Chairman of the Board and the Co-Chief Executive Officers, on the one hand, and the independent directors, on the other hand, by means of consulting with the Chairman of the Board and the Co-Chief Executive Officers as to agenda items for Board and committee meetings and advising them of the outcome of such meetings, as necessary; and (iii) coordinate with Board committee chairs in the development and recommendations of Board and Board committee meeting agendas.

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Committees of the Board of Directors

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may establish other Board committees as it deems necessary or appropriate from time to time.

Below are our directors and their current committee memberships.

Director	Board	Audit	Compensation	Nominating and Corporate Governance
Dale Francescon	●
Robert J. Francescon	●
Patricia L. Arvielo	●	●	●	●
John P. Box	●	●	●	Chair
Keith R. Guericke	●	Chair	●	●
James M. Lippman	●	●	Chair	●

Audit Committee

Committee Members:				Number of Meetings in 2021: 6
●	Patricia L. Arvielo	●	Keith R. Guericke (Chair)
●	John P. Box	●	James M. Lippman

Primary Responsibilities

The Audit Committee, pursuant to its written charter, among other matters, oversees (i) our financial reporting, auditing, and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management.

Additionally, the Audit Committee:

●	is responsible for the appointment, retention, and termination of our independent auditors, and determines the compensation of our independent auditors;

●	reviews with the independent auditors the plans and results of the audit engagement;

●	evaluates the qualifications, performance, and independence of our independent auditors;

●	has sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●	reviews the adequacy of our internal accounting controls; and

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●	meets at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

The Audit Committee charter authorizes the Audit Committee to retain independent legal, accounting, and other advisors as it deems necessary to carry out its responsibilities. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee, including compliance with its charter.

Financial Literacy and Financial Experts

The Board has determined that each member of the Audit Committee is “financially literate” under the rules of the NYSE and satisfies the heightened independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act. Each of Mr. Box, Mr. Guericke and Mr. Lippman has been designated by the Board as our “audit committee financial expert,” as that term is defined in the rules of the SEC.

Compensation Committee

Committee Members:				Number of Meetings in 2021: 7
●	Patricia L. Arvielo	●	Keith R. Guericke
●	John P. Box	●	James M. Lippman (Chair)

Primary Responsibilities

The Compensation Committee, pursuant to its written charter, among other matters:

●	assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

●	administers, reviews, and makes recommendations to the Board regarding our compensation plans, including the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan, and administers or oversees all such plans and discharges any responsibilities imposed on the Compensation Committee by such plans, including, without limitation, the grant of equity-based awards to officers and employees;

●	annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus, and equity and non-equity incentive compensation;

●	reviews and approves any employment, severance, change in control, retention, retirement, deferred compensation, perquisite, or similar compensatory agreements, plans, programs, or arrangements with executive officers;

●	provides oversight of management’s decisions regarding the performance, evaluation, and compensation of other officers;

●	reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy, and our executive officers’ compensation;

●	oversees and reviews our culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent, recruitment and development, performance management and employee engagement; and

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●	reviews and makes recommendations to the Board regarding all executive compensation related proposals and reviews the results of advisory stockholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes and other stockholder input on executive compensation matters.

The Compensation Committee charter authorizes the Compensation Committee to retain a compensation consultant, independent legal counsel, and other advisors as it deems necessary or appropriate to carry out its responsibilities. During 2021, the Compensation Committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its external compensation consultant to provide certain services related to executive and non-employee director compensation. In September 2021, the Compensation Committee replaced FW Cook with WealthPoint, LLC as its external compensation consultant.

The Compensation Committee considers analysis and advice from its external compensation consultant when making compensation decisions and when making decisions on plan design. Specifically, the Compensation Committee relies on its external compensation consultant for, among other things:

●	reviewing total compensation strategy and pay levels for our executives;

●	examining our executive compensation program to ensure that it supports our business strategy;

●	performing competitive analyses of non-employee director compensation; and

●	providing advice with respect to our equity-based compensation plans.

The Compensation Committee may request information or advice directly from its external compensation consultant and may direct our management to provide or solicit information. A representative of its external compensation consultant regularly interacts with our management and attends Compensation Committee meetings.

During 2021, neither FW Cook nor WealthPoint provided any services to the Company unrelated to executive or director compensation. After considering the relevant factors, the Compensation Committee determined that no conflicts of interest have been raised in connection with the services FW Cook or WealthPoint performed for the Compensation Committee in 2021.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee, including compliance with its charter.

Heightened Independence Criteria

The Board has determined that each of the Compensation Committee members satisfies the heightened independence criteria for compensation committee members under the NYSE rules. In addition, each of the Compensation Committee members is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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Nominating and Corporate Governance Committee

Committee Members:				Number of Meetings in 2021: 5
●	Patricia L. Arvielo	●	Keith R. Guericke
●	John P. Box (Chair)	●	James M. Lippman

Primary Responsibilities

The Nominating and Corporate Governance Committee, pursuant to its written charter, among other matters:

•	identifies individuals qualified to become members of the Board and reviews with the Board on an annual basis the Board’s composition as a whole to ensure that it has the requisite and desired expertise, experience, qualifications, attributes and skills and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops and recommends to the Board for its approval qualifications for director candidates and periodically reviews these qualifications with the Board;

•	makes recommendations to the Board regarding director diversity, retirement age, tenure and refreshment policies;

•	reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;

•	reviews and recommends Board committee slates annually and recommends additional Board committee members to fill vacancies as needed;

•	develops and recommends to the Board a set of corporate governance guidelines and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary;

•	considers and oversees corporate governance issues as they arise from time to time and develops appropriate recommendations for the Board;

•	reviews and recommends to the Board any responses to proposals submitted by stockholders;

•	reviews and approves the Company’s policies and practices pertaining to ESG issues and monitors the Company’s performance against relevant ESG indices; and

•	oversees the annual self-evaluations of the Board and each Board committee.

The Nominating and Corporate Governance Committee charter authorizes the Nominating and Corporate Governance Committee to retain a search firm or other consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firm’s or other consultants’ fees and other retention terms. The Nominating and Corporate Governance Committee also has authority to obtain advice and assistance from any outside legal expert or other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Nominating and Corporate Governance Committee reviews and evaluates, at least annually, the performance of the Nominating and Corporate Governance Committee, including compliance with its charter.

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Board and Board Committee Meetings; Attendance

The Board held 6 meetings during 2021. All directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member during 2021. We expect all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2021 Annual Meeting of Stockholders held on May 5, 2021 attended the meeting either in person or by telephone, except for James Lippman who was unable to attend due to an illness in his family.

Director QUALIFICATIONS and Nominations Process

The Board seeks to ensure that the Board is composed of members whose particular expertise, experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating and Corporate Governance Committee. In identifying candidates for director, the Nominating and Corporate Governance Committee and the Board take into account the following:

•	the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members;

•	the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition;

•	the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board; and

•	any other factors they consider appropriate.

When considering whether directors and nominees have the expertise, experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board focuses primarily on the information discussed in each of the directors’ individual biographies.

The Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and demonstrate the ability to attend and prepare for Board, committee, and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above. A stockholder that desires to nominate a person for election to the Board at a meeting of stockholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Bylaws, as described under “Other Matters—Stockholder Proposals and Director Nominations for 2023 Annual Meeting of Stockholders” later in this proxy statement. During the fourth quarter of 2021, we made no material changes to the procedures by which stockholders may recommend nominees to the Board as described in last year’s proxy statement.

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BOARD REFRESHMENT AND BOARD DIVERSITY

The Board of Directors, with support and recommendations from the Nominating and Corporate Governance Committee, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Nominating and Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s retirement policy for directors, which is set forth in the Company’s Corporate Governance Guidelines and provides that the Board will review each director’s continuation on the Board upon reaching the age of 75 and every three years thereafter. As part of that evaluation, the Nominating and Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, industry knowledge, management experience, sales and marketing, strategic vision, executive compensation, and corporate governance, among others.

The Board understands the importance of adding diverse, experienced talent to the Board in order to establish an array of experience and strategic views. The Nominating and Corporate Governance Committee is committed to refreshment efforts to ensure that the composition of the Board and each of its committees encompasses a wide range of perspectives and knowledge. In accordance with the formal commitment of the Board and Nominating and Corporate Governance Committee, we added a female director to our Board in January 2021 when Ms. Patricia L. Arvielo was appointed. Additionally, Ms. Arvielo is a first-generation Latina.

MANAGEMENT SUCCESSION PLAnning and development

The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Co-Chief Executive Officers and the other members of our management team. This responsibility is reflected in the Company’s Corporate Governance Guidelines, which provide for a review of CEO succession planning and management development, and the charter of the Compensation Committee, which requires the Compensation Committee to assist the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans, which will include transitional leadership in the event of an unplanned vacancy.

In furtherance of the foregoing, the Co-Chief Executive Officers provide an annual succession planning report to the Compensation Committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the management team who are viewed as potential successors to the Co-Chief Executive Officers. Succession planning is also regularly discussed in executive sessions of the Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and Board of Directors and committee meetings, and less formal interactions throughout the course of the year.

BOARD AND COMMITTEE SELF-EVALUATIONS

The Board recognizes that a thorough evaluation process is an important element of corporate governance and enhances the effectiveness of the full Board and each committee. Therefore, each year, the Nominating and Corporate Governance Committee oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement.

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board Oversight OF BUSINESS STRATEGY

The Board of Directors oversees our strategic direction and business activities. Throughout the year, the Board and management discuss our short and long-term business strategy. As part of our long-term strategy, management typically formulates three-year financial targets against which performance is reviewed by the Board.

With respect to our short-term strategy, at the beginning of each year, our management presents to the Board a proposed annual business plan for the year and receives input from the Board and a final annual business plan is approved by the Board. At each subsequent regular board meeting, the Board reviews our operating and financial performance relative to the annual business plan.

board role in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity, and tax), operational, political, strategic, regulatory, compliance, legal, cybersecurity, competitive, and reputational risks.

Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to us. Our Co-Chief Executive Officers are members of the Board and regularly attend Board meetings and discuss with the Board the strategies and risks facing our Company.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees (the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee), each of which addresses risks specific to its respective areas of oversight. In addition, with respect to other risks that arise from time to time, the Board oversees those as well. For example, since March 2020, the Board has received regular updates from the Company’s management and outside advisers regarding the risks and impact of the COVID-19 pandemic on the Company’s business, employees, homeowners, contractors, customers and communities.

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Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE rules. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers from any provision of our Code of Business Conduct and Ethics by posting such information in the “Discover Century—Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com.

Complaint Procedures

We maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free, confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls, or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Business Conduct and Ethics, which is described above and may be accessed on our website as noted above.

STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During 2021, our executives held more than 250 meetings with stockholders, including all of our top 10 stockholders that are actively managed funds. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures.

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Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard	What We Did
Increase stockholder influence over director elections.	In February 2021, we adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Increase Board gender diversity.	We added Ms. Patricia L. Arvielo to the Board of Directors effective January 1, 2021.
Increase Board racial/ethnic diversity.	We considered racial/ethnic diversity in our search for a new director. Ms. Patricia L. Arvielo is a first-generation Latina.
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our directors and NEOs to ensure that their interests would be closely aligned with those of our stockholders. All of our directors and NEOs are in compliance with our guidelines.

We also adopted an anti-hedging/pledging policy.

Dale Francescon and Robert J. Francescon beneficially own 6.1% and 4.9%, respectively, of our outstanding common stock, and together beneficially own 11.0% of our outstanding common stock.

Emphasize long-term incentives.	Our LTI program provides for significant long-term incentive opportunities for our NEOs, which for 2021 constituted 55% of our Co-CEO target total direct compensation and 48% for our CFO, and comprised of 60% PSU awards and 40% time-based RSU awards, which vest over three years and then require a one-year holding period in the case of the shares issued in settlement of the PSU awards.
Emphasize performance-based compensation elements.	84% of our Co-CEO target compensation and 77% of our CFO target compensation for 2021 is performance-based compensation.
Increase disclosure on executive compensation, including long-term incentives and stock ownership.	Each year, we have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis this year reflects these increased disclosures.
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	We adopted a robust clawback policy covering cash and equity incentive compensation applicable to current and former executives.

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Communications with the Board of Directors

The Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may contact our Board as provided below:

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Century Communities, Inc. 8390 E. Crescent Pkwy. Suite 650 Greenwood Village, CO 80111	Investor Relations 303-268-8398	investorrelations@ centurycommunities.com	Annual Meeting of Stockholders Wednesday, May 4, 2022 Hyatt Regency Denver Tech Center

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

CommITTEE CHARTERS AND OTHER INFORMATION

The charters of all three of our standing Board committees, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Discover Century—Investors—Corporate Governance—Governance Documents” section of our website located at www.centurycommunities.com. The Board reviews each of these documents on an annual basis. Printed copies of any of these documents are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

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EXECUTIVE OFFICERS

We have three executive officers: Dale Francescon, Robert J. Francescon, and David L. Messenger. Below is information regarding our executive officers as of March 10, 2022. There are no family relationships among any of our executive officers or directors, except for Dale Francescon and Robert J. Francescon, who are brothers.

Century has been jointly led by our Co-Chief Executive Officers since our founding in 2002. The Board views this executive structure as optimal for our Company and not a temporary, transitional or duplicative arrangement. Our Co-Chief Executive Officers were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company.

Name	Age	Position with Century
Dale Francescon	69	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	64	Co-Chief Executive Officer, President, and Director
David L Messenger	51	Chief Financial Officer and Secretary

Dale Francescon. Mr. Dale Francescon has served as our Co-Chief Executive Officer since August 2002 and as the Chairman of our Board of Directors since April 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. Mr. Dale Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Robert J. Francescon. Mr. Robert Francescon has served as our Co-Chief Executive Officer since August 2002, as President since April 2013 and as a member of our Board of Directors since April 2013. Mr. Robert Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California.

David L. Messenger. Mr. Messenger has served as our Chief Financial Officer since June 2013. Mr. Messenger has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing all accounting, finance, capital markets, risk management, and financial planning and analysis. Prior to his tenure at Century, Mr. Messenger was at UDR, Inc., a publicly traded multifamily real estate investment trust, from August 2002 to May 2012, most recently as Chief Financial Officer. From June 2012 to February 2013, Mr. Messenger served as an independent consultant for UDR, Inc. Mr. Messenger is licensed in the State of Virginia as a Certified Public Accountant (inactive) and is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants. Mr. Messenger received a B.B.A. and M.A. in Accounting from the University of Iowa.

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PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at six, and we currently have six directors serving on the Board. Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification, or removal.

Current Directors and Board Nominees

The Board currently consists of the following six members:

Dale Francescon	Patricia L. Arvielo	Keith R. Guericke
Robert J. Francescon	John P. Box	James M. Lippman

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of our current six directors named above for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that our current six directors collectively have the expertise, experience, qualifications, attributes, and skills to effectively oversee the management of Century, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Century, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Century and our stockholders, and a dedication to enhancing stockholder value. Four of our six directors are independent within our director independence standards, which satisfy the NYSE listing standards for independence.

As described in our Corporate Governance Guidelines, it is the policy of the Nominating and Corporate Governance Committee and the Board that it will review each director’s continuation on the Board upon reaching the age of 75 and every three years thereafter. The Nominating and Corporate Governance Committee and the Board have determined that because of Mr. Box’s unique capabilities, his re-nomination as a director is in the best interests of our company and our stockholders. The Nominating and Corporate Governance Committee determined that Mr. Box’s extensive leadership within the real estate industry, his relationships with many executives at real estate companies through the United States, and his proven ability to successfully grow and diversify a real estate business give him unique capabilities as a director. As a result, the Nominating and Corporate Governance Committee recommended to the Board that it determine that despite his age of 75, Mr. Box may stand for re-election at the 2022 Annual Meeting. The Board concurred with the Nominating and Corporate Governance Committee’s recommendation, and approved Mr. Box’s re-nomination. Mr. Box recused himself from all Nominating and Corporate Governance Committee and Board discussions of the waiver and abstained from both votes.

Each director elected at the Annual Meeting will serve a one-year term until Century’s next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the six nominees. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

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Information about Director Nominees

Set forth below are the names, ages, and positions of our current directors and director nominees as of March 10, 2022, and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills, expertise and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers, except for Dale Francescon and Robert J. Francescon, who are brothers.

Name	Age	Position with the Company
Dale Francescon	69	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	64	Co-Chief Executive Officer, President, and Director
Patricia L. Arvielo	57	Independent Director
John P. Box	75	Independent Director
Keith R. Guericke	73	Independent Director
James M. Lippman	64	Independent Director

Dale Francescon. Mr. Dale Francescon has served as our Co-Chief Executive Officer since August 2002 and as the Chairman of our Board of Directors since April 2013. Mr. Dale Francescon possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. Mr. Dale Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law. Mr. Dale Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his expertise in the homebuilding industry, and his more than 25 years of experience operating real estate companies. In addition, as a result of his dual role as Chairman and Co-Chief Executive Officer, Mr. Dale Francescon provides unique insight into our future strategies, opportunities, and challenges and serves as a unifying element between the Board and our management.

Robert J. Francescon. Mr. Robert Francescon has served as our Co-Chief Executive Officer since August 2002, as President since April 2013 and as a member of our Board of Directors since April 2013. Mr. Robert Francescon possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. Mr. Robert Francescon has successfully managed the Company, through successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California. Mr. Robert Francescon, as a co-founder of Century, is qualified to serve as a director due to his familiarity with our history and day-to-day operations, his management experience in various business enterprises, and his more than 25 years of experience as a senior executive within the homebuilding industry. In addition, as a result of his dual role as a director and Co-Chief Executive Officer, Mr. Robert Francescon provides unique insight into our future strategies, opportunities and challenges and serves as a unifying element between the Board and our management.

Patricia L. Arvielo. Ms. Arvielo is a director and has served on the Board of Directors since January 1, 2021. Ms. Arvielo has served as the President and Co-Founder of New American Funding, one of the largest independent mortgage companies in the U.S., since 2003. In this role, she leads the company’s sales and operations efforts. Ms. Arvielo is a first-generation Latina and an award-winning entrepreneur and adviser on several committees, including the Mortgage Bankers Association, the National Association of Hispanic Real Estate Professionals, and the Housing Counseling Federal Advisory Committee. At New American Funding, she founded the Latino Focus and New American Dream initiatives to identify and address challenges Hispanic and Black consumers face in their pursuit of homeownership and to enhance the quality of their lending experience. Ms. Arvielo frequently visits Washington, D.C. to lobby for the industry and homeowners, is a popular keynote speaker for mortgage events across the nation and was recognized by Ernst & Young as the 2016 EY Entrepreneur of The Year® Orange County. Ms. Arvielo is qualified to serve as a director because of her vast knowledge of and experience within the real estate industry, her track record of successful execution, and her leadership within diverse communities.

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John P. Box. Mr. Box is a director and has served on the Board of Directors since May 2014. Mr. Box is a commercial real estate practitioner who has served as regional chairman of Newmark since 2013. Prior to his current role, from 1988 through 2012, Mr. Box was President and Chief Executive Officer and owner of the Frederick Ross Company, the largest locally-owned commercial real estate service business in Colorado. Under his watch, the Frederick Ross Company diversified into several independent operating divisions and was active in commercial brokerage, consulting, and property management. In addition, Mr. Box was Chief Executive Officer and principal owner of ARA (Apartment Realty Advisors) from 2002 through 2014, Denver’s largest apartment building and multifamily land brokerage company. Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, Mr. Box was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box served as Board Chair from 2004-2010 for Regis University and currently serves as a life trustee and is a former board chair of ONCOR International, a worldwide affiliation of real estate companies. Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies through the United States, and his proven ability to successfully grow and diversify a real estate business.

Keith R. Guericke. Mr. Guericke is a director and has served on the Board of Directors since May 2013. Mr. Guericke has served as a director of the board of Essex Property Trust, Inc. (Essex) since June 1994. In 2002, Mr. Guericke was elected to the position of vice chairman of the board of Essex, a position he still holds. He held the position of President and Chief Executive Officer of Essex from 1988 through 2010. Effective January 2011, Mr. Guericke retired from his position as an executive officer. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a certified public accounting firm noted for its real estate expertise. Mr. Guericke is a member of NAREIT, the National Multifamily Housing Council, and several local apartment industry groups. Mr. Guericke received his B.S. in Accounting from Southern Oregon College in 1971. Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States, and his expertise in accounting and finance.

James M. Lippman. Mr. Lippman is a director and has served on the Board of Directors since May 2013. Mr. Lippman founded JRK Property Holdings (JRK) in 1991 and currently serves as its Chairman and Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the U.S. by the National Multifamily Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves as Chairman of the Board. In addition, Mr. Lippman currently serves on the board of trustees of Union College. Mr. Lippman also worked on Wall Street for many years, where he traded equities, options, and commodities for proprietary investment accounts. Mr. Lippman earned a B.A. in Economics and Political Science from Union College. Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

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MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, and James M. Lippman to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board Recommends a Vote FOR Each Nominee for Director

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PROPOSAL NO. 2:
APPROVAL OF CENTURY COMMUNITIES, INC. 2022 OMNIBUS INCENTIVE PLAN

background

On February 9, 2022, the Board of Directors, upon recommendation of the Compensation Committee, approved, subject to approval by our stockholders, the Century Communities, Inc. 2022 Omnibus Incentive Plan (which we refer to as the “2022 plan”). The purpose of the 2022 plan is to advance the interests of Century and our stockholders by enabling us to attract and retain qualified individuals to perform services for us, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our company and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.

If our stockholders approve the 2022 plan, it will replace the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan (which we refer to as the “2017 plan”), and no new awards will be granted under the 2017 plan. The terms of the 2017 plan, as applicable, will continue to govern awards outstanding under the 2017 plan, until exercised, expired, paid or otherwise terminated or canceled. Other than the 2017 plan, we have no other equity compensation plans under which equity awards can be granted.

The 2022 plan will permit the Board, the Compensation Committee, or a subcommittee thereof, or officer designee (which we refer to as the “Committee” in this proposal), to grant to eligible employees, non-employee directors and consultants of Century non-statutory and incentive stock options, stock appreciation rights (also known as SARs), restricted stock awards, restricted stock units (also known as RSUs), deferred stock units (also known as DSUs), performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock to be authorized for issuance under the 2022 plan is 3,100,000 shares, plus (i) shares of our common stock available for issuance under the 2017 plan as of the date of stockholder approval of the 2022 plan, but not subject to outstanding awards as of such date and (ii) any shares subject to awards outstanding under the 2017 plan as of the date of stockholder approval of the 2022 plan that are subsequently forfeited or cancelled or expire or otherwise terminate without the issuance of such shares (which may otherwise be returned and available for grant under the term of the 2017 plan and 2022 plan).

The Board of Directors is asking our stockholders to approve the 2022 plan in order to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In addition, the NYSE listing standards require stockholder approval of the 2022 plan. If our stockholders do not approve the 2022 plan, the 2017 plan, as currently in effect, will remain in effect until it terminates in accordance with its terms. If our stockholders approve the 2022 plan, the 2022 plan will become effective as of the date of stockholder approval.

REASONS WHY YOU SHOULD VOTE IN FAVOR OF THE 2022 Plan

The Board recommends a vote “FOR” approval of the 2022 plan because the Board believes the proposed 2022 plan is in the best interests of Century and our stockholders for the following reasons:

●	Attracts and retains talent. Talented, motivated and effective employees, non-employee directors and consultants are essential to executing our business strategies. Stock-based and annual cash incentive compensation has been an important component of total compensation for our executive officers and key employees for many years because such compensation enables us to effectively recruit and retain qualified individuals while encouraging them to think and act like owners of Century. If our stockholders approve the 2022 plan, we believe we will maintain our ability to offer competitive compensation packages to both attract new talent and retain our best performers.

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●	Consistent with our pay-for-performance compensation philosophy to increase stockholder value. We believe that stock-based compensation, by its very nature, is performance-based compensation. Over time, the most significant component of total compensation for our executives is incentive compensation in the form of both stock-based and cash-based incentives that are tied to the achievement of business results. We use incentive compensation both to reinforce desired business results for our key employees and to motivate them to achieve those results.

●	Aligns director, employee and stockholder interests. We currently provide long-term incentives in the form of restricted stock unit awards to our executives and key employees, performance share unit awards to our executives and stock awards to our non-employee directors. We believe our stock-based compensation programs, along with our stock ownership guidelines for our non-employee directors and executives, and our annual cash incentive programs for employees, help align the interests of our non-employee directors and employees with those of our stockholders. We believe our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. We believe our annual cash incentives reinforce achievement of our business performance goals by linking a significant portion of participants’ compensation to the achievement of these performance goals. If the 2022 plan is approved, we will be able to maintain these important means of aligning the interests of our non-employee directors and employees with those of our stockholders.

●	Protects stockholder interests and embraces sound equity-based compensation practices. As described in more detail below under the heading “—Summary of Sound Governance Features of the 2022 Plan,” the 2022 plan includes a number of features that are consistent with protecting the interests of our stockholders and sound corporate governance practices.

SUMMARY OF SOUND GOVERNANCE FEATURES OF the 2022 PLAN

The Board and Compensation Committee believe that the 2022 plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

✓	No evergreen provision	✓	No discounted or reload stock options or SARs
✓	Not excessively dilutive	✓	No liberal change in control definition
✓	Minimum vesting and performance period requirements	✓	“Double-trigger” acceleration of vesting upon a change in control
✓	No liberal share counting	✓	Limit on non-employee director compensation
✓	No dividend payments on unvested awards	✓	No tax gross-ups
✓	No re-pricing of “underwater” stock options or SARs, without stockholder approval	✓	Robust clawback policy

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BACKGROUND FOR SHARES AUTHORIZED FOR ISSUANCE

If the 2022 plan is approved, the maximum number of shares of common stock available for issuance under the 2022 plan will be equal to 3,100,000, plus shares of our common stock remaining available for issuance under the 2017 plan as of the date of stockholder approval of the 2022 plan, but not subject to outstanding awards, and any shares subject to awards outstanding under the 2017 plan as of the date of stockholder approval of the 2022 plan that are subsequently forfeited or cancelled or expire or otherwise terminate without the issuance of such shares.

As of March 11, 2022, 580,821 shares of our common stock remained available for issuance under the 2017 plan, assuming target performance under our PSU awards, and only 49,285 shares remained available for issuance, assuming maximum performance under our PSU awards. As of March 11, 2022, 820,339 shares of our common stock were subject to outstanding awards under the 2017 plan, assuming target performance under our PSU awards, and 1,351,875 shares of our common stock were subject to outstanding awards under the 2017 plan, assuming maximum performance under our PSU awards.

In setting the number of shares of common stock available for issuance under the 2022 plan, the Board and Compensation Committee considered a number of factors, which are discussed further below, including:

●	Shares available under the 2017 plan and total outstanding equity-based awards and how long the shares available are expected to last;

●	Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as “burn rate”); and

●	Potential dilution and overhang.

Shares Available and Outstanding Equity Awards

While the use of long-term incentives, in the form of equity awards, is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. In setting the number of shares available for issuance under the 2022 plan, the Board and Compensation Committee also considered shares available under the 2017 plan and total outstanding equity awards and how long the shares available under the 2022 plan are expected to last. To facilitate the approval of the 2022 plan, set forth below is certain information about our shares of common stock that may be issued under our equity compensation plans as of March 11, 2022.

As of March 11, 2022, we had 33,286,692 shares of common stock issued and outstanding. The market value of one share of common stock on March 11, 2022, as determined by reference to the closing price as reported on the NYSE, was $60.46.

As described in more detail in the table below, as of March 11, 2022:

●	580,821 shares remained available for issuance under the 2017 plan, assuming target performance under our PSU awards, and only 49,285 shares remained available for issuance under the 2017 plan, assuming maximum performance under our PSU awards; and

●	No stock options and 820,339 shares underlying full value awards (such as RSU and PSU awards) were outstanding under the 2017 plan, assuming target performance under our PSU awards, and 1,351,875 shares underlying full value awards were outstanding under the 2017 plan, assuming maximum performance under our PSU awards.

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Historical Equity Award Granting Practices

In setting the number of shares authorized for issuance under the 2022 plan, the Board and Compensation Committee also considered the historical number of equity awards granted under the 2017 plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned, and the annual burn rate for each of the last three fiscal years.

	2021	2020	2019
Stock options granted	0	0	0
Restricted stock granted	0	0	0
RSUs granted	183,092	435,728	561,016
PSUs granted, assuming maximum performance	163,610	265,158	321,396
Weighted average basic common shares outstanding during fiscal year	33,706,782	33,312,554	30,886,382
Burn rate	1.03%	2.10%	2.86%

The Board and Compensation Committee also considered our three-year average burn rate (2019 to 2021) of 2.00%, which is lower than the industry thresholds established by certain major proxy advisory firms. Based on historical granting practices and the recent trading price of our common stock, we expect the 2022 plan to cover awards for approximately three to five years. However, we cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time; and, therefore, the share reserve under the 2022 plan could last for a shorter or longer period of time.

Potential Dilution and Overhang

In setting the number of shares authorized for issuance under the 2022 plan, the Board and Compensation Committee considered the dilution and overhang that would result from approval of the 2022 plan, including the dilution and overhang policies of key institutional investors and major proxy advisory firms. The share numbers below assume target level of performance for our PSU awards.

Assuming Approval of the 2022 Plan
Options outstanding as of March 11, 2022	0
Restricted stock awards outstanding as of March 11, 2022	0
RSU awards outstanding as of March 11, 2022	440,882
PSU awards outstanding as of March 11, 2022	379,457
Total equity awards outstanding	820,339
Common stock outstanding as of March 11, 2022	33,286,692
Dilution as of March 11, 2022(1)	2.5%
Shares available for grant under the 2017 plan (will carryover to 2022 plan)	580,821
Shares available for future grant under the 2022 plan (not including carryover shares)	3,100,000
Overhang under the 2022 plan, as a percentage of common stock outstanding as of March 11, 2022(2)	13.5%

(1)	Dilution consists of the number of shares subject to equity awards outstanding as of March 11, 2022 divided by the number of shares of common stock outstanding as of March 11, 2022.

(2)	Overhang consists of the number of shares subject to equity awards outstanding as March 11, 2022 and the number of shares available for future grant under the 2022 plan, including the carryover shares, divided by the number of shares of common stock outstanding as of March 11, 2022.

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SUMMARY OF THE 2022 PLAN FEATURES

The major features of the 2022 plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2022 plan, a copy of which may be obtained upon request to our Corporate Secretary at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, by telephone at (303) 770-8300, or by e-mail at InvestorRelations@CenturyCommunities.com. A copy of the 2022 plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose	The purpose of the 2022 plan is to advance the interests of Century and our stockholders by enabling Century and our subsidiaries to attract and retain qualified individuals to perform services for us, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Century and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.
Administration	The Compensation Committee will administer the 2022 plan. All members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” under the NYSE rules.
Delegation

To the extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more officers of Century such administrative duties or powers, as it may deem advisable, including the grant of certain awards to employees, other than Section 16 officers, non-employee directors, or 10% stockholders of Century.

The use of the term “Committee” in this proposal refers to the Compensation Committee or in some cases its delegates under the 2022 plan.

No-Repricing	The Committee may not, except as described below under “—Adjustments,” without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; (iii) repurchasing the underwater options or SARs and granting new awards under the 2022 plan; or (iv) a repricing within the meaning of applicable accounting rules. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the common stock is less than the exercise price of the option or the grant price of the SAR.
Shares Authorized

Subject to adjustment (as described below), the maximum number of shares of our common stock available for issuance under the 2022 plan is 3,100,000 shares, plus (i) shares of our common stock that are available for issuance under our 2017 plan as of the date of stockholder approval of the 2022 plan, but not subject to outstanding awards as of such date and (ii) any shares subject to awards outstanding under the 2017 plan as of the date of stockholder approval of the 2022 plan that are subsequently forfeited, cancelled, expire or otherwise terminate without the issuance of such shares.

No more than 3,100,000 shares may be granted as incentive stock options.

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Share Counting	Shares that are issued under the 2022 plan or shares that are covered by outstanding awards will be counted as used to the extent they are actually issued and applied to reduce the maximum number of shares remaining available for issuance to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR will be counted against the shares authorized for issuance, regardless of the number of shares actually issued. Furthermore, any shares withheld to satisfy tax withholding obligations on awards issued under the 2022 plan, any shares withheld to pay the exercise price or grant price of awards under the 2022 plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will be counted against the shares authorized for issuance under the 2022 plan and will not be available again for grant under the 2022 plan. Any shares subject to awards settled in cash will again be available for issuance under the 2022 plan. Any shares repurchased by Century on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards granted under the 2022 plan, and shares related to awards granted under the 2017 plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, will be available again for grant under the 2022 plan and correspondingly increase the total number of shares available for issuance under the 2022 plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Century or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the 2022 plan. The shares available for issuance under the 2022 plan may be authorized and unissued shares or treasury shares.
Non-Employee Director Compensation Limit	The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $1 million (increased to $1.5 million with respect to any non-employee director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee director’s initial service as a non-employee director). Any compensation that is deferred counts towards this limit for the year in which the compensation is first earned, and not a later year of settlement.
Adjustments	In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of Century, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the 2022 plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.
Minimum Vesting Requirements

The 2022 plan provides that no awards will vest earlier than one year from the grant date and any awards that vest upon the attainment of performance goals will have a minimum performance period of one year.

There is an exception with respect to shares of common stock that do not exceed 5% of the total number of shares of common stock authorized for awards under the 2022 plan. There is also an exception for shares delivered in lieu of fully vested cash awards and awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting.

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Eligible Participants	Awards may be granted to employees, non-employee directors and consultants of Century or any of its subsidiaries. A “consultant” is one who renders services that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. As of March 11, 2022, 1,647 employees, four non-employee directors and no consultants would have been eligible to participate in the 2022 plan had it been approved by our stockholders at such time.
Types of Awards	The 2022 plan will permit us to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.
Stock Options	Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2022 plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Century or its subsidiary. Each stock option granted under the 2022 plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the 2022 plan must be at least 100% of the fair market value of a share of our common stock as of the date the award is granted to a participant. Fair market value is the closing price of our common stock, as reported on the NYSE. The closing price of our common stock, as reported on the NYSE, on March 11, 2022, was $60.46 per share. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.
Stock Appreciation Rights	A stock appreciation right, or SAR, is a right granted to receive payment of cash, stock or a combination of both, upon exercise of the SAR, equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The Committee will fix the term of each SAR, but SARs granted under the 2022 plan will not be exercisable more than 10 years after the date the SAR is granted.
Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units	Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units, or DSUs, may be granted under the 2022 plan. A restricted stock award is an award of common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs or deferred stock units are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the Committee. RSUs are typically settled upon vesting; whereas DSUs are typically settled on a date or event following vesting that is set forth in the award agreement. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, the time of payment for DSUs and other such conditions or restrictions.

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Performance Awards	Performance awards, in the form of cash, shares of common stock, other awards or a combination of both, may be granted under the 2022 plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. At any time during a performance period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of, or scale back, unvested performance awards under certain circumstances set forth in the 2022 plan, including that the performance goals for the performance period cannot be achieved at the maximum levels established at the time of grant.
Annual Performance Cash Awards	Annual performance cash awards may be granted under the 2022 plan in such amounts and upon such terms as the Committee may determine, based on the achievement of specified performance goals for annual periods or other time periods as determined by the Committee. The Committee will determine the target amount that may be paid with respect to an annual performance award, which may be based on a percentage of a participant’s actual annual base compensation at the time of grant. The Committee may establish a maximum potential payout amount with respect to an annual performance award in the event performance goals are exceeded by an amount established by the Committee at the time performance goals are established. The Committee may establish measurements for prorating the amount of payouts for achievement of performance goals at less than or greater than the target payout but less than the maximum payout.
Non-Employee Director Awards	Non-employee directors may be granted awards under the 2022 plan automatically on an annual basis or otherwise or from time to time. Any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the 2022 plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Any awards granted to non-employee directors under the 2022 plan must be made by a committee consisting solely of directors who are “independent directors” under the NYSE rules and will not be subject to management’s discretion.
Other Cash-Based Awards and Other Stock-Based Awards	Consistent with the terms of the 2022 plan, other cash-based awards that are not annual performance cash awards and other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.
Performance Goals	The performance goals selected by the Committee may be based on any one or more performance measures, including those listed in the 2022 plan. Performance goals can be expressed in an algebraic formula (e.g., averaged over a period), combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations. The Committee also may provide for accelerated vesting of any award based on the achievement of performance goals.

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Dividend Equivalents	With the exception of stock options and SARs, awards under the 2022 plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of our common stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid out on unvested awards. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula and at such time and subject to such limitations as determined by the Committee.
Termination of Employment or Other Service

The 2022 plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or individual agreement. If a participant’s employment or other service with Century is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Century is terminated by reason of death or disability, then:

●     All outstanding stock options and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expires;

●     All outstanding stock options and SARs that are not exercisable will be terminated and forfeited;

●     All outstanding but unvested RSUs, DSUs, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Century or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period; and

●     If the effective date of such termination is before the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will terminate and be forfeited, but if the effective date of such termination is on or after the end of the time period to which an annual performance cash award relates, then any such annual performance cash award held by a participant will be paid to the participant in accordance with the payment terms of such award.

In the event a participant’s employment or other service with Century is terminated by reason other than for cause, death or disability, then:

●     All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expires; and

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●     All outstanding unvested restricted stock awards, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Century or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination	Upon a participant’s termination of employment or other service with Century or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the 2022 plan to take such action.
Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Century or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2022 plan, all rights of the participant under the 2022 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Century, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Century may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Committee to determine whether “cause” or “adverse action” exists. Century is entitled to withhold and deduct future wages to collect any amount due.

In addition, all awards under the 2022 plan are subject to Century’s clawback policy and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable award agreement or as otherwise required or permitted by law.

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Effect of Change in Control; Double Trigger Acceleration of Vesting

Generally, a change in control will mean:

●     The acquisition, other than from Century, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock;

●     The consummation of a reorganization, merger or consolidation of Century with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock of the corporation resulting from the transaction; or

●     A complete liquidation or dissolution of Century or the sale or other disposition of all or substantially all of the assets of Century.

Without limiting the authority of the Committee to adjust awards as discussed under “—Plan Administration” and “—Adjustments,” if a change in control of Century occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.

If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the participant is terminated by the successor entity without “cause”, as defined in the 2022 plan, then:

●     All outstanding stock options and SARs held by such participant will vest and become immediately exercisable and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of termination or resignation;

●     All restrictions imposed on restricted stock, RSUs or DSUs that are not performance-based held by such participant will lapse;

●     All vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

●     All performance-based awards for which the performance period has not been completed as of the date of such termination or resignation held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of Century occurs, any outstanding awards that are not continued, assumed or substituted with equivalent awards by the successor entity will be subject to the following rules:

●     All outstanding stock options and SARs will vest and become immediately exercisable and the Committee will either (i) give a participant a reasonable opportunity to exercise the stock option or SAR before the resulting change in control or (ii) pay the participant the difference between the exercise price for the stock option or grant price for the SAR and the consideration provided to other similarly situated stockholders in the change in control, provided that if the exercise or grant price exceeds the consideration in the change in control, the stock option or SAR will be canceled and terminated without payment;

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●     All restrictions imposed on restricted stock, RSUs or DSUs that are not performance-based will lapse;

●     All vested and earned awards that are performance-based for which the performance period has been completed as of the date of the change in control but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

●     All performance-based awards for which the performance period has not been completed as of the date of the change in control will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of the change in control, but if payment is made in shares, the Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control.

The 2022 plan also provides the Committee authority and flexibility to convert performance-based awards into time-based awards in connection with a change in control.

Term, Termination and Amendment

Unless sooner terminated by the Board, the 2022 plan will terminate at midnight on May 3, 2032. No award will be granted after termination of the 2022 plan, but awards outstanding upon termination of the 2022 plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2022 plan.

Subject to certain exceptions, the Board has the authority to terminate and the Committee has the authority to amend the 2022 plan or any outstanding award agreement at any time and from time to time. No amendments to the 2022 plan will be effective without approval of Century’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which the common stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the 2022 plan; or (b) such amendment would: (i) modify the restrictions on re-pricing; (ii) materially increase benefits accruing to participants; (iii) increase the aggregate number of shares of common stock issued or issuable under the 2022 plan; (iv)  modify the eligibility requirements for participants in the 2022 plan; or (v) reduce the minimum exercise price or any option or grant price of any SAR. No termination or amendment of the 2022 plan or an award agreement shall adversely affect in any material way any award previously granted under the 2022 plan without the written consent of the participant holding such award.

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FEDERAL INCOME TAX INFORMATION

The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to participants and Century of transactions under the 2022 plan. This summary is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2022 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2022 plan.

Incentive Stock Options. With respect to incentive stock options, generally, the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares of our common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of our common stock are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of our common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of an SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, DSUs and Other Stock-Based Awards. The federal income tax consequences with respect to restricted stock, RSUs, DSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code.

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Cash-Based Awards. Cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations. We are entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the recipient to pay to us, an amount necessary for us to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the 2022 plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on Century. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A. A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m). Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017 (the Tax Act), amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in our proxy statement for our Annual Meeting of Stockholders; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2017, as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit (with a transition provision continuing the performance-based exception for certain compensation covered by a written binding contract in existence on November 2, 2017).

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and Century, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Century, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate net after tax receipts to the participant after such reduction exceeds the aggregate net after tax receipts to the participant of such payments absent such reduction; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first reducing or eliminating payments or benefits the full value of which are required to be recognized as contingent upon a change in control, followed by reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from such date. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

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NEW PLAN BENEFITS

It is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the 2022 plan or would have been received by or allocated to participants for the last completed fiscal year if the 2022 plan had then been in effect because awards under the 2022 plan will be made at the discretion of the Compensation Committee. Further, since any automatic awards to our non-employee directors will depend on the non-employee directors’ continued service and the Board’s discretion to vary the type and terms of those awards in the future, it is not possible to determine the exact number of shares of our common stock that will be subject to such awards. However, under the policy currently in effect, each person serving as a non-employee director on the date of each annual meeting of stockholders will receive a stock award valued at $140,000.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan.

The Board Recommends a Vote FOR Proposal No. 2

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PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The Audit Committee appoints our independent registered public accounting firm, or independent auditor. In this regard, the Audit Committee evaluates the qualifications, performance, and independence of our independent auditor and determines whether to re-engage the current auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the independent auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the audit firm; the auditor’s national capabilities relative to our business; the auditor’s knowledge of our operations; and the auditor’s fees. Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Century and our stockholders.

A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax, and Other Fees

The fees billed for professional services provided by E&Y in 2021 and 2020 were:

Type of Fees	2021	2020
Audit Fees	$1,265,000	$897,500
Audit-Related Fees	0	0
Tax Fees	0	11,504
All Other Fees	31,150	4,873

Total Fees	$1,296,150	$913,877

In the above table, in accordance with the definitions of the SEC, “Audit Fees” consisted of fees for the audit of our consolidated financial statements included in our Annual Reports to Stockholders, reviews of the unaudited financial statements included in our Quarterly Reports on Form 10-Q, and consultation concerning financial accounting and reporting standards, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents, and assistance with documents filed with the SEC. Audit Fees also included fees for the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. “Audit-Related Fees” consisted of fees for assurance and related services, including fees for services performed related to capital market transactions. “Tax Fees” consisted of fees billed for permissible tax consulting, planning, and compliance services. “All Other Fees” consisted of subscription fees for Internet-based professional literature for both years and work on the employee retention credit related to the CARES Act for 2021.

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Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, appointing, evaluating, compensating, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Century by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit or non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Audit Committee considered the compatibility of the provision of other services provided by E&Y with the maintenance of its independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2021 and 2020.

Audit Committee Report

The Audit Committee issued the following report for inclusion in this proxy statement and our 2021 Annual Report:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021, with management of Century Communities, Inc., and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit Committee has discussed with Ernst & Young LLP those matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 (Communications with Audit Committees).

3.	The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning the accountant’s independence and has discussed with Ernst & Young LLP its independence from Century Communities, Inc., and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2021, be included in the Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE Keith R. Guericke, Chair Patricia L. Arvielo John P. Box James M. Lippman

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Board Recommends a Vote FOR Proposal No. 3

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PROPOSAL NO. 4:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act (Dodd-Frank Act) and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in this proxy statement. Approximately 98% of votes cast at last year’s annual meeting of stockholders were in favor of our say-on-pay proposal.

Why You Should Vote in Favor of our Say-on-Pay Vote

Our Pay Philosophy

Our executive compensation program is generally designed to attract, retain, motivate, and reward highly qualified and talented executive officers that will enable us to drive long-term stockholder value. The underlying core principles of our executive compensation program include:

●	aligning the interests of our executives with those of our stockholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance;

●	targeting fixed compensation at the market median; and

●	targeting performance-based award levels that range from below the market median to the top quartile of the market (based on performance), thereby emphasizing performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay.

We believe this balance allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure.

Engagement and Responsiveness

We regularly seek stockholder input on our executive compensation program and then incorporate that feedback to further enhance the program. Some of the compensation related actions we have taken in response to stockholder feedback over the last several years are described in the “Compensation Discussion and Analysis”.

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Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Maintain a robust clawback policy	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes in detail our executive compensation program and the executive compensation decisions made by the Compensation Committee for 2021, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers.

We believe that our executive compensation program is competitive, focused on pay for performance, and strongly aligned with the long-term interests of our stockholders. The Compensation Committee believes that executive compensation for 2021 was reasonable, appropriate, and justified by the performance of the Company and the result of a carefully considered approach.

PROPOSED RESOLUTION

The Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

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NEXT SAY-ON-PAY VOTE

Consistent with the results of the advisory vote on the frequency of the say-on-pay vote held at the 2018 Annual Meeting of Stockholders, the Board determined that we will conduct a say-on-pay vote on an annual basis. Accordingly, the next say-on-pay vote will occur at our 2023 Annual Meeting of Stockholders. The next frequency of say-on-pay vote will be held no later than at the 2024 Annual Meeting of Stockholders since this vote must occur at least every six years and was most recently held at the 2018 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board Recommends a Vote FOR Proposal No. 4

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COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and material factors relevant to these policies and decisions. This CD&A should be read together with the related tables and disclosures that follow.

Our named executive officers for the year ended December 31, 2021 are set forth below. We sometimes refer to these individuals collectively as our named executive officers or “NEOs,” our Co-Chief Executive Officers collectively as our “Co-CEOs” and individually as our “Co-CEO” and our Chief Financial Officer as our “CFO.”

Named Executive Officer	Title
Dale Francescon	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	Co-Chief Executive Officer and President
David L. Messenger	Chief Financial Officer and Secretary

Executive Summary

Who We Are

Century Communities, Inc. is a top 10 national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 17 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2021, we operated in the 17 states and over 40 markets depicted below. We also offer title, insurance, and lending services in select markets.

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Fiscal 2021 Business Highlights

2021 proved to be another record year for Century, achieving our 19th consecutive year of profitability, 11 quarters of consecutive improvement and initiating a $0.15 per share quarterly cash dividend. Highlights of our achievements for 2021, include:

FINANCIAL

$4.2 billion	Total Revenues Achieved a record $4.2 billion in total revenues, a 33% year-over-year, consisting of a 33% in home sales revenues and a 20% in financial services revenues
$499 million	Net Income Achieved a record net income of $499 million, a 142% year-over-year, or $14.47 per diluted share, a 136% year-over-year
$733 million	Adjusted EBITDA* Achieved a record adjusted EBITDA of $733 million, a 106% year-over-year
$0.15 share	Quarterly Cash Dividend Initiated a $0.15 per share quarterly cash dividend in May 2021 d

OPERATIONAL

12,017	Net New Home Contracts Achieved a record new home contracts of 12,017, an 11% year-over-year
10,805	Home Deliveries Achieved record home deliveries of 10,805, a 14% year-over-year
4,651	Homes in Backlog Achieved record homes in backlog to 4,651, a 35% year-over-year, and a 45% in homes in backlog value of $1.9 billion
8,375	Number of Loans Originated a record 8,375 loans, a 21% year-over-year

STRATEGIC

Continued Successful Expansion into Growing, High Demand, New Markets

Florida is the 6th state where both Century brands have a presence and we believe there are more opportunities for increased penetration within our over 40 high-growth markets to enable both brands to benefit from increased scale and enhanced operational efficiencies

Continued Focus on Land Light Operating Strategy Ended the year with nearly 80,000 lots, improving the mix of controlled versus owned lots, consisting of 59% controlled and 41% owned

Continued Focus on Entry Level Homes and Preference for Move-in Ready Over Built-to-Order Homes

Successfully advanced growth of the Century Complete brand, 100% of which are spec builds, resulting in 87% of our total home deliveries being spec builds

See Annex I for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

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Fiscal 2021 Compensation Actions and Outcomes

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our stockholders and by emphasizing pay for performance in our compensation programs. 2021 compensation actions and incentive plan outcomes based on the performance described above are summarized below:

Pay Element	2021 Actions
Base Salary	● Our Co-CEOs received a base salary increase of 5.9%. ● Our CFO received a base salary increase of 18.2%.
Short-Term Incentive

●    The threshold, target and maximum short-term incentive award opportunities for 2021 remained the same, as a percentage of base salary, as in 2020 for our Co-CEOs, but increased for our CFO.

●    Performance metrics were revenue (40%), EBITDA, as adjusted (40%), and closings (20%) for our Co-CEOs, and revenue (30%), EBITDA, as adjusted (30%), closings (15%), and individual goals (25%) for our CFO.

●    Actual performance exceeded maximum for revenue and EBITDA, as adjusted and was between target and maximum for closings:

Metric	Target	Maximum	Actual
Revenue	$3.48 bil.	$3.79 bil.	$ 4.22 bil.
EBITDA, as adjusted*	$389.7 mil.	$425.1 mil.	$ 742.8 mil.
Closings	10,398	11,344	10,805

*Adjusted to exclude executive bonuses, severance costs, impairments, loss on debt extinguishment, and the impact of new markets.
Long-Term Incentives

●    The threshold, target, above target and maximum long-term incentive award opportunities for 2021 increased, as a percentage of base salary, as in 2020 for our Co-CEOs, but decreased, as a percentage of base salary, for our CFO.

●    Our 2021 long-term incentive (LTI) program consisted of 60% performance share unit (PSU) awards and 40% time-vested restricted stock unit (RSU) awards.

●    The 2021 PSU awards may vest and be paid out in shares of our common stock dependent upon the achievement of a cumulative adjusted pre-tax income goal for the years 2021-2023.

●    All net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

●    The RSU awards are based on target achievement levels and vest in three equal annual installments.

●    Our NEOs received a PSU payout in February 2022 under our 2019 LTI program based on the achievement, at maximum payout level, of a previously established adjusted pre-tax income performance goal for the three-year period ended December 31, 2021:

Metric	Target	Above- Target	Maximum	Actual
Adjusted pre-tax income*	$368.1 mil.	$404.9 mil.	$460.1 mil.	$1,106.6 mil.

*Adjusted to exclude executive bonus expense, acquisition-related expenses, purchase price adjustments, loss from debt extinguishment, impairments and certain other nonrecurring expenses.

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Pay Element	2021 Actions
Other Compensation Related Actions

●    Approximately 98% of votes cast at our 2021 Annual Meeting of Stockholders were in favor of our annual say-on-pay vote.

●    In February 2022, our CFO received a one-time $500,000 discretionary cash bonus to reward him for 2021 extraordinary corporate and individual performance and to increase his total compensation as compared to other non-executive employees who received significant annual cash bonuses for 2021 in light of our strong corporate performance.

Compensation Philosophy

Given the small size of Century’s executive team, each executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly benefit the growth of Century. Further, Century emphasizes performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted at the market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from below the market median to the top quartile of the market (based on performance). The Compensation Committee has determined that target award levels will align total direct compensation above the market median.

Say-on-Pay Vote

At our 2021 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders on our advisory say-on-pay proposal were in favor of the proposal. We believe these favorable results affirmed stockholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant structural changes to our executive compensation program in response to the say-on-pay vote results.

OUR ENGAGEMENT AND RESPONSIVENESS

We regularly seek stockholder input on our executive compensation program and then incorporate that feedback to further enhance the program. Some of the compensation related actions we have taken in response to stockholder feedback over the last several years are described below.

What We Heard	What We Did
Align the interest of executive officers with those of stockholders.

We adopted stock ownership and retention guidelines to ensure that the interests of our NEOs would be closely aligned with those of our stockholders. All NEOs are in compliance with our guidelines.

We also adopted an anti-hedging/pledging policy.

Dale and Robert J. Francescon beneficially own 6.1% and 4.9%, respectively, of our outstanding common stock, and together beneficially own 11.0% of our outstanding common stock.

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What We Heard	What We Did
Emphasize long-term incentives.	Our LTI program provides for significant long-term incentive opportunities for our NEOs, which for 2021 constituted 55% of our Co-CEO target compensation and 48% for our CFO, and comprised of 60% PSU awards and 40% time-based RSU awards, which vest over three years and then require a one-year holding period in the case of the shares issued in settlement of the PSU awards.
Emphasize performance-based compensation.	84% of our Co-CEO target compensation and 77% of our CFO target compensation for 2021 is performance-based compensation.
Increase disclosure on executive compensation, including long-term incentives and stock ownership.	Each year, we have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis reflects these increased disclosures.
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	We adopted a robust clawback policy covering cash and equity incentive compensation paid to current and former executives.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Maintain a robust clawback policy	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No repricing of stock options
Have robust stock ownership guidelines and stock retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Require minimum vesting periods on equity awards	No pledging of Century securities
Hold an annual say-on-pay vote	No excise or other tax gross-ups

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Executive Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our NEOs with those of our stockholders. A stock ownership target for each of our NEOs has been set at that number of shares of our Century common stock with a value equal to a multiple of the NEO’s annual base salary. Not only are all of our NEOs in compliance with our stock ownership guidelines, but each of them beneficially own a significant amount of our outstanding common stock.

Named Executive Officer	Target Stock Ownership as a Multiple of Base Salary	In Compliance?	Beneficial Ownership %	Actual Stock Ownership as a Multiple of Base Salary
Dale Francescon	6x	Yes	6.1%	108x
Robert J. Francescon	6x	Yes	4.9%	85x
David L. Messenger	3x	Yes	Less than 1%	15x

Elements of Our Executive Compensation Program

During 2021, our executive compensation program consisted of several key elements, which are described in the table below along with the key characteristics of, and the purpose for, each element and key 2021 changes.

Element	Key Characteristics	Purpose	Key 2021 Changes
Base Salary (Fixed, Cash)	A fixed amount, paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.	Provides a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	5.9% base salary increase for each of our Co-CEOs and 18.2% increase for our CFO.
Short-Term Incentive (STI) (Variable, Cash)	A variable, short-term element of compensation that is payable in cash, based on achievement of key pre-established annual corporate financial goals, and for our CFO, individual goals.	Motivates and rewards our executives for achievement of annual financial and other goals intended to achieve our annual business plan objectives.	No changes, except an increase in the percentage of base salary payout opportunities for our CFO, and in February 2022, our CFO received a one-time $500,000 discretionary cash bonus to reward him for 2021 extraordinary corporate and individual performance and to increase his total compensation as compared to other non-executive employees who received significant annual cash bonuses for 2021 in light of our strong corporate performance.
Long-Term Incentives (LTI) (Variable, Restricted Stock Unit and Performance Share Unit Awards)

A variable, long-term element of compensation that is provided 60% in the form of PSU awards and 40% in the form of time-vested RSU awards.

The PSU awards vest and are paid out in shares of our common stock on a one-for-one basis upon the achievement of a three-year cumulative performance goal. The RSU awards are based on target levels of achievement and vest in three equal annual installments. Net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

		Aligns the interests of our executives with our stockholders; encourages our executives to focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promotes retention of our executives; and encourages significant ownership of our common stock.	No changes, except an increase, as a percentage of base salary, in the target LTI award opportunity for each of the Co-CEOs.

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Element	Key Characteristics	Purpose	Key 2021 Changes
Perquisites	Includes an automobile and cell phone allowance, term life insurance, and aircraft time sharing arrangements.	Assists in allowing our executives to more efficiently utilize their time and support them in effectively contributing to our Company success.	No changes.
Retirement Benefits	Includes a qualified defined contribution retirement plan with a discretionary Company match.	Provides an opportunity for employees to save and prepare financially for retirement.	No changes.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in 2021.

Pay for Performance and Pay Mix

We seek to motivate management to achieve improved financial performance of our Company through incentive plans that reward higher performance with increased incentive payouts and hold management accountable for financial performance that falls below targeted levels by paying reduced or no incentive payouts. Accordingly, in general, our executive compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package.

The breakdown of variable, at-risk, pay (broken out between target annual short-term incentives and long-term incentives) compared to fixed pay (i.e., base salary) for our Co-CEOs and CFO is as follows:

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Named Executive Officer Compensation

Century has been jointly led by our Co-CEOs since our founding in 2002. The Board views this executive structure as optimal for our Company and not a temporary, transitional or duplicative arrangement. Our Co-CEOs were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company.

Given the trust and confidence that has been developed between our Co-CEOs over the extended period this structure has been in place, these roles are not duplicative, but rather allow each individual to focus his efforts in areas of specific expertise. Further, we have a small number of executive officers, and, due to the absence of other positions typically found on leadership teams, such as a Chief Operating Officer or an Executive Chairman, our Co-CEOs take on additional responsibilities and perform tasks that would normally not be required of a CEO. As such, when determining compensation for our two Co-CEOs, the Compensation Committee takes into account the individual value that each Co-CEO brings to the Company, the broad range of responsibilities and duties that are shared between them and the demonstrated track record of success that has resulted from this structure.

Base Salary

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Competitive Positioning: In setting base salaries, the Compensation Committee considers many factors, including each executive’s roles and responsibilities, unique skills, future potential with Century, salary levels for similar positions in our market and internal pay equity.

Our goal is to target the market median for base salary. We review each executive’s base salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments. Under their employment agreements, the base salaries of our Co-CEOs may not be adjusted downward.

2021 Review: The Compensation Committee reviewed NEO compensation relative to the market data in early 2021 and determined to increase the base salaries of our Co-CEOs and CFO, especially since no base salary increases were received in 2020.

Named Executive Officer	2020 Base Salary ($)	2021 Base Salary ($)	Change (%)
Dale Francescon	850,000	900,000	5.9%
Robert J. Francescon	850,000	900,000	5.9%
David L. Messenger	550,000	650,000	18.2%

Short-Term Incentive – Annual Cash Bonus

Purpose: Our short-term incentive, or annual cash bonus program, is designed to reward the achievement of specific annual financial and operational objectives. Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on Century’s performance, as well as, in the case of our CFO, individual performance.

Competitive Positioning: Our strategy is to target the market median for short-term incentives for performance that meets expected levels and to target total cash compensation (base salary plus target STI) at the market median, with potential to exceed the market median for above target performance. We have established a range of possible payouts under the plan so that our competitive position could be above or below our stated strategy based on performance outcomes.

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2021 STI Awards: For 2021, the threshold, target and maximum STI opportunities for our NEOs were as follows, which represent no change from last year for the Co-CEOs and a 25% increase in the target opportunity and corresponding payouts for the CFO:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	87.5% of target	175% of base salary	200% of target
Robert J. Francescon	87.5% of target	175% of base salary	200% of target
David L. Messenger	62.5% of target	125% of base salary	200% of target

The increase in the target opportunity, as a percentage of base salary, for our CFO was intended to move his total cash compensation closer to our target positioning, especially since no changes were made during 2020.

The performance metrics that applied for the 2021 STI plan are described in the table below, which represent no change from last year.

Named Executive Officer	2021 Performance Metrics
Co-CEOs	40% revenue 40% EBITDA, as adjusted 20% closings
CFO	30% revenue 30% EBITDA, as adjusted 15% closings 25% individual performance goals

In considering the performance metrics that should apply in calculating our Co-CEOs’ STI awards, the Compensation Committee determined that the performance metrics should be based on overall Company performance as opposed to individual performance. The Compensation Committee furthermore determined that the most important measures of Company success, which should form the basis of our Co-CEOs’ STI awards, were revenue, EBITDA, as adjusted, and number of closings. In considering the performance metrics that should apply in calculating our CFO’s STI award, the Compensation Committee determined that his STI award should be based, in part, on the same Company performance metrics as our Co-CEOs to align the entire executive team, as well as two evenly weighted individual performance goals, which were management of leverage metrics and debt offerings and expansion of corporate centralized purchasing and construction services teams.

In determining the threshold, target and maximum goals for each performance metric, the Compensation Committee set the threshold performance goal at the actual results achieved in the prior year. Target and maximum performance goals were then set at 10% and 20%, respectively, above threshold. If the threshold level was not achieved with respect to a given performance metric, then no payout would be made with respect to that metric.

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The performance metrics, and the performance levels attached to each, as well as actual performance, are reflected in the following table. Actual performance exceeded maximum revenue and EBITDA, as adjusted, and was between target and maximum for closings.

Performance Metric	Threshold	Target	Maximum	Actual
Revenue	$3.16 billion	$3.48 billion	$3.79 billion	$4.22 billion
EBITDA, as adjusted(1)	$354.2 million	$389.7 million	$425.1 million	$742.8 million
Closings	9,453	10,398	11,344	10,805

(1)	This is a non-GAAP financial measure. EBITDA, as adjusted is calculated by excluding interest expense, interest in cost of home sales revenue, income tax expense, depreciation and amortization from net income and also excluding executive bonuses, severance costs, impairments, loss on debt extinguishment, and the impact of new markets.

The table below shows the various levels of payout and the actual level of payout for STI cash awards made in February 2022 for each of our NEOs for 2021 performance.

Named Executive Officer	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)	Actual Payout ($)
Dale Francescon	787,500	1,575,000	3,150,000	2,962,994
Robert J. Francescon	787,500	1,575,000	3,150,000	2,962,994
David L. Messenger	406,250	812,500	1,625,000	1,538,619

Our CFO also received a $500,000 discretionary cash bonus to reward him for 2021 extraordinary corporate and individual performance and to increase his total compensation as compared to other non-executive employees who received significant annual cash bonuses for 2021 in light of our strong corporate performance.

Long-Term Incentives – 2021 LTI Program

Purpose: Our long-term incentive program is designed to reward NEOs for the achievement of specific financial objectives, recognize their efforts on our behalf over an extended period of years, and provide an additional incentive and retention element to their overall compensation package. Our LTI program is also intended to align the interests of our executives with our stockholders.

Competitive Positioning: We target the market median for our target LTI program and may pay above the median if performance exceeds target.

LTI Awards and Plan Mechanics: The target LTI award opportunity was approximately 333% of base salary for each of our Co-CEOs and approximately 200% of base salary for our CFO for 2021. Our LTI program for 2021 consisted of a mix of PSU and RSU awards. The PSU and RSU awards were granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan and represent the right to receive Century common stock upon vesting. The PSU awards will vest and be paid out upon the achievement of a cumulative adjusted pre-tax income goal over three years and the RSU awards, which were based on target achievement levels, will vest and be paid in three equal annual installments. Once paid out, the net shares underlying the PSU awards will be subject to a mandatory one-year holding period. The RSU awards include dividend equivalent rights that accrue in the form of additional shares with vesting and distribution at the same time as the earned and vested underlying RSU award.

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2021 LTI Award Opportunity: For the 2021 LTI awards, the Compensation Committee first determined a target LTI value for each executive based on a percentage of base salary and then delivered 60% of this value in PSU awards and 40% in time-based RSU awards, assuming target performance.

	Performance-based (60%)				Time-based (40%)
Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200% for Co-CEOs and 150% for CFO)	Maximum (250% for Co-CEOs and 200% for CFO)	Number of RSUs	Total Target LTI Value
Dale Francescon	13,865 shares	27,731 shares ($1,800,000)	55,461 shares	69,326 shares	18,487 shares ($1,200,000)	$3,000,000
Robert J. Francescon	13,865 shares	27,731 shares ($1,800,000)	55,461 shares	69,326 shares	18,487 shares ($1,200,000)	$3,000,000
David L. Messenger	6,239 shares	12,479 shares ($810,000)	18,718 shares	24,958 shares	8,319 shares ($540,000)	$1,350,000

Long Term Incentives – Payouts from 2019 Grants

For the 2019 to 2021 performance period, goals were established and PSU awards were issued in March 2019. The target goal was based on the business plan for 2019, a 5% reduction for 2020 and a further 5% reduction for 2021 plus target executive officer short-term incentive for each year, the total of which approximated the actual results for the period from 2016 to 2018. For the 2019 to 2021 performance period, we achieved adjusted pre-tax income of $1.106.6 million, far exceeding all goals, including maximum. This was due to our record performance across nearly all metrics in each year during the performance period. Based on this result, the 2019 to 2021 payout was at the maximum performance level.

Accordingly, our Co-CEOs each received 130,760 shares and our CFO received 59,776 shares under the 2019 LTI program which shares were approved for payout upon the Compensation Committee’s certification of performance against the pre-established goal at its meeting on February 9, 2022. The net shares received by our Co-CEOs and CFO are subject to a one-year mandatory holding period. A summary of the PSU awards paid out to our named executive officers for the 2019 to 2021 performance period, and the value realized on vesting for those awards, can be found in the Option Exercises and Stock Vested During 2021 table on page 75 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the performance goal, as well as threshold, target, above target, and maximum adjusted pre-tax income goals that were established by the Committee at the time of grant, along with actual performance, for the 2019 to 2021 PSU awards.

Metric	Threshold	Target	Above Target	Maximum	Actual (Maximum)
Adjusted pre-tax income(1)	$331.3 mil.	$368.1 mil.	$404.9 mil.	$460.1 mil.	$1,106.6 mil.

(1)	This is a non-GAAP financial measure. Adjusted pre-tax income is calculated by excluding executive bonus expense, acquisition-related expenses, purchase price adjustments, loss from debt extinguishment, impairments and certain other nonrecurring expenses.

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The performance levels above correspond to the share amounts listed in the table below.

Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200% for Co- CEOs/150% for CFO)	Maximum (250% for Co- CEOs/200% for CFO)
Dale Francescon	26,152 shares	52,304 shares	104,608 shares	130,760 shares
Robert J. Francescon	26,152 shares	52,304 shares	104,608 shares	130,760 shares
David L. Messenger	14,944 shares	29,888 shares	44,832 shares	59,776 shares

Other Benefits

In 2021, our NEOs had the opportunity to participate in a qualified defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. We do not provide any pension arrangements, nonqualified defined contribution, or other deferred compensation plans.

We provide our NEOs with modest perquisites to attract and retain them and to allow them to more efficiently utilize their time and to support them in effectively contributing to the success of our Company. The perquisites provided to our NEOs during 2021 included an automobile and cellular telephone allowance and, in the case of our Co-CEOs, reimbursements for term life insurance premiums. When it is not being used for Company purposes, the NEOs may use the corporate aircraft for non-Company purposes. In the event of such use, the NEOs are required to reimburse the Company at a lease rate equal to the aggregate incremental per hour cost of each flight pursuant to the terms of their aircraft time sharing agreements. We believe these benefits are an important part of our overall compensation program and help us accomplish our goal of attracting, retaining, and rewarding top executive talent.

Employment Agreements, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS, and POST-TERMINATION RESTRICTIONS

The compensation paid to our NEOs is governed, in part, by written employment agreements with them, which are described below under “Executive Compensation—Employment and Other Agreements.” The purpose of these agreements is to define the essential terms of these executives’ employment relationships in a manner that will protect our business and other interests and the interests of the executive, including in the event his employment is terminated upon certain events. The severance provisions in the agreement are intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting these executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following a termination of their employment. The receipt of any severance by these executives is conditioned upon his execution of a release of claims.

To encourage continuity, stability, and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our employment agreements with our NEOs. These provisions provide our NEOs certain payments and benefits in the event of a termination of their employment in connection with a change in control. These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If the employment of one of our NEOs is terminated by Century without cause or by him for good reason within 24 months following or in the case of our Co-CEOs, within six months preceding, a change in control, the executive will be entitled to receive a severance payment and certain benefits. The receipt of any severance is conditioned upon the executive’s execution of a release of claims.

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We believe these change in control arrangements with our NEOs are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

Risk Assessment

As a result of our assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our executives (and other employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company. For more information on this assessment, see the discussions under “Executive Compensation—Compensation Risk Assessment.”

Clawback Policy

We maintain a robust clawback policy pursuant to which we may recover cash and equity incentive compensation from current or former officers in the event a financial metric used to determine the vesting or payment of incentive compensation to an executive was calculated incorrectly and resulted in a financial restatement.

ANTI-HEDGING AND PLEDGING Policy

Century considers it improper and inappropriate for those employed by the Company to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, our insider trading policy prohibits certain of our employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading. Our insider trading policy also prohibits certain of our employees, including our NEOs from pledging our common stock. Our anti-hedging and pledging policy is described later in this proxy statement under “Executive Compensation—Anti-Hedging and Pledging Policy.”

Tax CONSIDERATIONS

Prior to the enactment of the Tax Cuts and Jobs Act (Tax Act), in designing our executive compensation program, we considered the deductibility of executive compensation under Code Section 162(m). The Tax Act, among other things, repealed the exemption from Code Section 162(m)’s $1 million deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017, other than with respect to certain “grandfathered” arrangements entered into prior to November 2, 2017. Some of our compensation plans were designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m) prior to the effective date of the Tax Act so that such awards would be exempt from the Code Section 162(m) deduction limitation. While we designed these plans to operate in this manner, the exemption is no longer available for performance-based awards paid in tax years beginning after 2017 (other than with respect to certain “grandfathered” arrangements as noted above). Further, as to any grandfathered arrangements, the Compensation Committee may administer the plans in a manner that does not satisfy the Code Section 162(m) performance-based compensation requirements in order to achieve a result that the Compensation Committee determines to be appropriate, including by revising performance goals and/or adjustment events as needed to ensure our pay practices continue to align with performance.

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Competitive Considerations and Use of Market Data

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of our executive compensation packages relative to the industry, the Compensation Committee regularly evaluates our peer group with the aid of our independent external compensation consultant and with input from management. Data from our peer group, therefore, is considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels.

In establishing compatibility between Century and the members of our peer group, the following three factors are considered:

Industry	Revenue	Market Capitalization

Based on these considerations, the following nine companies in the homebuilding industry were selected by the Compensation Committee, upon recommendation of its then compensation consultant, FW Cook, in July 2020 as members of our peer group for purposes of analyzing the market competitiveness of our 2021 executive compensation program:

Beazer Homes USA, Inc.	LGI Homes, Inc.	Meritage Homes Corporation
Hovnanian Enterprises, Inc.	M.D.C. Holdings, Inc.	Taylor Morrison Home Corporation
KB Home	M/I Homes, Inc.	TRI Pointe Group, Inc.

There were no changes to the peer group from the prior year, except that William Lyon Homes was removed due to its acquisition by Taylor Morrison Home Corporation. All of the peer group companies are public companies in the homebuilding industry whose business model involves development, design, construction of homes and/or development of land and that have annual revenues and a market capitalization generally within a range of our annual revenues and market capitalization. We compete with these peers for employees, land, customers and trade partners in various markets. Even though some of the peers may be larger than we are nationally, we are larger than some or all of the peers in certain markets. As of July 2020, when the peer group was recommended by FW Cook, we ranked at the 38th percentile of our peer group for revenue and 26th percentile for market capitalization. In constructing this peer group, the Compensation Committee also considered whether to include companies that disclosed Century as a peer, companies that appear in the peer groups of our peer companies and companies that proxy advisory firms consider a peer of ours in their latest voting recommendations reports.

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How We Make Compensation Decisions

There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy. The Compensation Committee, its independent external compensation consultant, and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)

●   Oversees all aspects of our executive compensation program.

●   Annually reviews and approves our corporate goals and objectives relevant to Co-CEO compensation.

●   Evaluates each Co-CEO’s performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation.

●   Determines and approves all executive officer compensation, including salary, bonus, and equity and non-equity incentive compensation.

●   Administers our equity and incentive compensation plans and reviews and approves equity awards and executive incentive payouts.

●   Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.

●   Evaluates market competitiveness of each executive’s compensation.

●   Evaluates proposed changes to our executive compensation program.

●   Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans.

●   Has sole authority to hire consultants, approve their fees, and determine the nature and scope of their work.

Independent External Compensation Consultant (WealthPoint, LLC and formerly Frederic W. Cook & Co., Inc.) (Independent under NYSE listing standards and reports to the Compensation Committee)

●   Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.

●   Reviews total compensation strategy and pay levels for executives.

●   Examines our executive compensation program to ensure that each element supports our business strategy.

●   Assists in selection of peer companies and gathering competitive market data.

●   Reviews structure and competitiveness of our non-employee director compensation program.

●   Provides advice with respect to our equity-based compensation plans.

Co-Chief Executive Officers (With the support of other members of the management team)

●   Review performance of other executive officers and make recommendations with respect to their compensation.

●   Confer with the Compensation Committee and compensation consultant concerning design and development of compensation and benefit plans.

●   Provide no input or recommendations with respect to their own compensation.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE
James M. Lippman, Chair
Patricia L. Arvielo
John P. Box
Keith R. Guericke

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below summarizes the compensation information for each of the individuals who served as a “principal executive officer” or “principal financial officer” during 2021. Our Co-CEOs and CFO are our only executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dale Francescon	2021	900,000	0	2,816,154	2,962,994	74,524	6,753,672
Chairman of the Board	2020	850,000	0	4,557,972	2,916,887	74,524	8,399,383
and Co-Chief Executive Officer	2019	850,000	0	4,991,212	2,975,000	73,460	8,889,672
Robert J. Francescon	2021	900,000	0	2,816,154	2,962,994	73,792	6,752,940
Co-Chief Executive	2020	850,000	0	4,557,972	2,916,887	73,792	8,398,651
Officer and President	2019	850,000	0	4,991,212	2,975,000	73,025	8,889,237
David L. Messenger	2021	650,000	500,000	1,267,262	1,538,619	19,276	3,975,157
Chief Financial Officer	2020	550,000	0	2,091,584	1,083,885	19,276	3,744,745
and Secretary	2019	550,000	0	2,262,819	1,100,000	13,156	3,925,975

(1)	Although we typically do not pay any discretionary bonuses or bonuses that are subjectively determined to any NEOs, we awarded our CFO a discretionary bonus to reward him for 2021 extraordinary corporate and individual performance and to increase his total compensation as compared to other non-executive employees who received significant annual cash bonuses for 2021 in light of our strong corporate performance. Our annual cash bonuses which are based on performance and measured against pre-established performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported represent the grant date fair value of RSU and PSU awards granted to our NEOs, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, taking into consideration an illiquidity discount in light of a mandatory one-year holding period on the shares of common stock issued in settlement of the PSU awards. These are not amounts paid to or realized by the NEOs. We caution that the amounts reported in the table for stock awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including Company performance and stock price. The grant date fair value of the PSU awards assumes target levels of performance. The grant date fair value of the 2021 PSU awards assuming maximum levels of performances are as follows: Mr. Dale Francescon ($4,040,319); Mr. Robert Francescon ($4,040,319); and Mr. Messenger ($1,454,552). See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” for a description of our long-term incentive awards and payouts for 2021.

(3)	Amounts reported represent payouts under our short-term incentive plan and for each year reflect the amounts earned for that year but paid during the following year. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive—Annual Cash Bonus” for a description of our short-term incentive plan and payouts for 2021.

(4)	Amounts reported in this column for 2021 include:

Name	Company Match Contributions 401(k) ($)	Auto and Cell Phone Allowance ($)	Life Insurance Premiums ($)	Total Other Compensation ($)
Dale Francescon	13,000	30,000	31,524	74,524
Robert J. Francescon	13,000	30,000	30,792	73,792
David L. Messenger	13,000	6,000	276	19,276

Amounts reported in the Life Insurance Premiums column for the Co-CEOs include $30,000 term life insurance premium reimbursement pursuant to the terms of their respective employment agreements and an additional amount imputed to them as income as a result of the Company’s employee group term life insurance program.

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Employment and Other Agreements

Co-CEO Employment Agreements

We are party to employment agreement with each of our Co-CEOs, Dale Francescon and Robert J. Francescon, which was amended most recently in July 2020. These agreements have an initial five-year term and provide for automatic one-year extensions thereafter and contain customary confidentiality provisions as well as non-competition and non-solicitation provisions.

The agreements provide for an initial annual base salary of $850,000 (which was subsequently increased in 2021 to $900,000); an annual cash performance bonus opportunity at threshold equal to at least 87.5% of annual base salary, at target equal to at least 175% of annual base salary, and at maximum equal to at least 350% of annual base salary; participation in our equity incentive plans; reimbursement of up to $2,500 per month for term life insurance premiums; and a $2,500 per month automobile and cell phone allowance.

No severance benefits are payable if we terminate the executive’s employment for cause or if he resigns voluntarily and without good reason and other than by reason of retirement. If we terminate the executive’s employment due to his disability, or his employment terminates due to his death or retirement, he or his estate will be entitled to receive (i) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated calculated based on actual performance achieved for that year; (ii) in the event of termination due to death or disability, the immediate vesting of performance-based equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals through the last day of the calendar quarter preceding the termination date, but in each case without proration based on the executive’s actual period of service, or, in the event of termination due to retirement, the performance-based equity awards for the fiscal year or performance period in which employment terminated will vest based on actual performance for the full performance period and as if he had not terminated employment; (iii) the immediate vesting of all equity awards granted to him not then based on performance; and (iv) our payment for up to 18 months of that portion of his COBRA premiums that exceeds what he would have paid if he were an active employee. For purposes of the agreements, “retirement” means the executive’s voluntary termination of his employment, provided the executive: (a) has reached (or will reach on or before the termination date) the age of 60 along with at least 23 years of employment with us (for purposes of the agreements, each executive’s employment with us is deemed to have commenced on November 1, 2000); and (b) provides us with notice of his intent to retire at least 90 days in advance of the termination date. If we terminate the executive’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) a lump sum cash severance payment equal to two times his annual base salary; (ii) a lump sum cash payment equal to the greater of either two times his average annual bonus for the three preceding fiscal years or two times his potential target bonus for the year in which the termination date occurs; (iii) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated calculated based on actual performance achieved for that year; (iv) the immediate vesting of the equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals through the last day of the calendar quarter preceding the termination date, but without proration based on the executive’s actual period of service; (v) the immediate vesting of all equity awards granted to him not then based on performance and (vi) our payment for up to 18 months of that portion of his COBRA premiums that exceeds the amount he would have paid as an active employee. If we terminate the executive’s employment without cause or if he terminates his employment for good reason, within six months preceding or within 24 months following a “change in control” (as defined in the agreements), in addition to the other payments described above (but in lieu of the payment in clauses (i) and (ii) above), the executive will receive a lump sum cash severance payment equal to three times his base salary and a lump sum cash payment equal to the greater of: (a) three times his potential target bonus for the year in which the termination date occurs; or (b) three times his average annual bonus for the three completed fiscal years immediately preceding the termination date. To the extent that any change in control payment or benefit would be subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to an amount that will not subject the executive to the excise tax if the reduction results in him receiving a greater amount on a net after tax basis than would be received if he received the payment and benefits and paid the excise tax. The severance payments and benefits provided for above are conditioned upon our receipt of a release of claims from the executive.

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CFO Employment Agreement

We are also party to an employment agreement with our CFO, David L. Messenger, which was amended most recently in July 2020. This agreement has an initial term of three years and provides for automatic one-year extensions thereafter and contains customary confidentiality provisions as well as non-competition and non-solicitation provisions.

The agreement provides for an initial annual base salary of $550,000 (which was subsequently increased in 2021 to $650,000); an annual cash performance bonus opportunity at threshold equal to 50% of annual base salary, at target equal to 100% of annual base salary, and at maximum equal to 200% of annual base salary; participation in our equity incentive plans; and a $500 per month automobile and cell phone allowance.

No severance benefits are payable if we terminate Mr. Messenger’s employment for cause or if he resigns voluntarily and without good reason. In addition, any outstanding equity awards granted to him will be paid in accordance with their terms. If we terminate Mr. Messenger’s employment due to his disability or if his employment terminates due to his death, he or his estate will be entitled to receive (i) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated calculated based on actual performance achieved for that year; (ii) the immediate vesting of a prorated amount of the performance-based equity awards he would have received for the fiscal year his employment terminated, calculated based on target performance; (iii) ) the immediate vesting of all equity awards granted to him not then based on performance; and (iv) our payment for up to 18 months of that portion of the executive’s COBRA premiums that exceeds what he would have paid as an active employee. If we terminate Mr. Messenger’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) a cash severance payment equal to his annual base salary payable as salary continuation over 12 months; (ii) the prorated amount of his annual incentive bonus for the fiscal year his employment terminated calculated based on actual performance; (iii) the immediate vesting of a prorated amount of the performance-based equity awards for the fiscal year his employment terminated, based on target performance; (iv) the immediate vesting of all equity awards granted to him not then based on performance; and (v) our payment for up to 18 months of that portion of his COBRA premiums that exceeds what he would have paid if he were an active employee. If we terminate Mr. Messenger’s employment without cause or if he terminates his employment for good reason within 24 months following a “change in control” (as defined in the agreement), in addition to the other payments described above (but in lieu of the cash severance and prorated annual bonus payments), Mr. Messenger will receive a lump sum amount equal to two times his annual base salary plus two times the greater of his target annual bonus for the year in which termination occurs or the average of his annual bonuses paid to him for the three completed fiscal years immediately preceding the termination date. Additionally, in lieu of the immediate vesting of only a prorated amount of his performance-based equity awards based on target performance, Mr. Messenger will receive the immediate vesting of his performance-based equity awards for the fiscal year or performance period in which his employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals through the last day of the calendar quarter preceding the termination date, but in each case without proration based on his actual period of service. To the extent that any change in control payment or benefit would be subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to an amount that will not subject him to the excise tax if the reduction results in him receiving a greater amount on a net after tax basis than would be received if he received the payment and benefits and paid the excise tax. The severance payments and benefits provided for above are conditioned upon our receipt of a release of claims from Mr. Messenger.

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Other Agreements

In January 2018, we entered into aircraft time sharing agreements with Dale Francescon, Robert J. Francescon, and David L. Messenger, which govern their personal use of the Company’s aircraft during their employment and their reimbursement of the Company for the costs of any such use. The lease rate payable by the executives thereunder equals the aggregate incremental per hour cost of each flight, as such cost is described in the agreements. Use of the aircraft by the executives is subject to prior approval of the Co-Chief Executive Officers, and is at all times subordinate to use by the Company. Each of the agreements has an initial term of one year and provides for automatic one-year extensions thereafter, unless (i) either party provides the other with at least 30 days’ prior written notice of non-renewal, or (ii) the agreement is terminated on shorter notice as provided therein.

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GRANTS OF PLAN-BASED AWARDS DURING 2021

The table below provides information concerning grants of plan-based awards to each of our NEOs during the year ended December 31, 2021. Non-equity incentive plan awards were granted under our annual cash bonus plan, the material terms of which are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive-Annual Cash Bonus.” Stock awards in the form of RSU and PSU awards were granted under our stockholder-approved plan, the Century Communities, Inc. 2017 Omnibus Incentive Plan. The material terms of these awards are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” and in the notes to the table below.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock	Grant
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units(3) (#)	Date Fair Value Stock and Option Awards(4) ($)
Dale Francescon
Cash award	—	743,750	1,575,000	3,150,000
RSU award	03/17/21							18,487	1,199,991
PSU award	03/17/21				13,865	27,731	69,326		1,616,163
Robert J. Francescon
Cash award	—	743,750	1,575,000	3,150,000
RSU award	03/17/21							18,487	1,199,991
PSU award	03/17/21				13,865	27,731	69,326		1,616,163
David L. Messenger
Cash award	—	406,250	812,500	1,625,000
RSU award	03/17/21							8,319	539,986
PSU award	03/17/21				6,239	12,479	24,958		727,276

(1)	Amounts reported represent potential future payouts under our short-term incentive plan. Actual payouts under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts reported represent the range of PSU award payouts for the 2021 to 2023 performance period. The range includes an “above target” payout, which would result in the following payouts: Dale Francescon (55,461); Robert J. Francescon (55,461); and David L. Messenger (18,718). The net shares of our common stock issued upon vesting of the PSU awards are subject to a mandatory one-year holding period. Information regarding the PSU awards is set forth under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives.”

(3)	Amounts reported represent RSU awards. The RSU awards are part of our 2021 LTI program and will vest and become issuable in equal installments on the first, second, and third year anniversaries of the grant date, subject to the executive’s continued employment with us.

(4)	Amounts reported represent the grant date fair value of the RSU and PSU awards granted to our NEOs, computed in accordance with FASB ASC Topic 718, taking into consideration an illiquidity discount in light of a mandatory one-year holding period on the shares of common stock issued in settlement of the PSU awards, and assuming target levels of performance for the PSU awards. The RSU and PSU awards will vest upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity.

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Outstanding Equity Awards as of December 31, 2021

The following table sets forth information with respect to all outstanding, unvested RSU awards and PSU awards held by our NEOs as of December 31, 2021. No other equity awards were held by our NEOs as of December 31, 2021.

	Stock Awards as of December 31, 2021
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
Dale Francescon
RSU awards(3)	49,622	4,058,583
2021-2023 PSU award(4)			13,865	1,134,018
2020-2022 PSU award(4)			107,913	8,826,204
Robert J. Francescon
RSU awards(3)	49,622	4,058,583
2021-2023 PSU award(4)			13,865	1,134,018
2020-2022 PSU award(4)			107,913	8,826,204
David L. Messenger
RSU awards(5)	26,093	2,134,146
2021-2023 PSU award(4)			6,239	510,288
2020-2022 PSU award(4)			49,332	4,034,864

(1)	Amounts reported represent the value of RSU awards based on the number of shares of Century common stock underlying the RSU awards that have not vested multiplied by the closing price of our common stock on December 31, 2021 ($81.79), as reported by the NYSE.

(2)	Amounts reported represent the value of PSU awards that were in progress based on the closing price of our common stock on December 31, 2021 ($81.79), as reported by the NYSE.

(3)	Comprised of 18,487 unvested shares underlying an RSU award granted on March 19, 2021, 19,185 unvested shares underlying an RSU award granted on June 2, 2020, and 11,623 unvested shares underlying an RSU award granted on March 12, 2019. Each of these awards vests in equal installments on the first, second, and third year anniversaries of the respective grant dates, subject to the executive’s continued employment with us. The RSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Includes 327 shares underlying dividend equivalent rights that accrued with vesting and distribution at the same time as the earned and vested underlying RSU award.

(4)	The 2021 to 2023 PSU awards and the 2020 to 2022 PSU awards will vest, if at all, solely based on the accomplishment of the performance goal established for the three-year performance period, which will end on December 31, 2023 and December 31, 2022, respectively. In addition, the PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Once vested, the net shares issued upon settlement of the PSU award will be subject to a one-year mandatory holding period. Amounts reported represent the number of PSU awards that were in progress based on actual levels of performance through 2021.

(5)	Comprised of 8,319 unvested shares underlying an RSU award granted on March 19, 2021, 10,963 unvested shares underlying an RSU award granted on June 2, 2020, and 6,642 unvested shares underlying an RSU award granted on March 12, 2019. Each of these awards vests in equal installments on the first, second, and third year anniversaries of the respective grant dates, subject to the executive’s continued employment with us. The RSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Includes 169 shares underlying dividend equivalent rights that accrued with vesting and distribution at the same time as the earned and vested underlying RSU award.

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Option Exercises and Stock Vested During 2021

The table below provides information regarding stock awards (in the form of RSU awards and PSU awards) that vested for each of our NEOs during the year ended December 31, 2021. No option awards were exercised or outstanding during the year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Dale Francescon
RSU awards	120,435	6,490,712
2019-2021 PSU award	130,760	8,469,325
Robert J. Francescon
RSU awards 2019-2020 PSU award	120,435 130,760	6,490,712 8,469,325
David L. Messenger
RSU awards 2019-2021 PSU award	50,933 59,776	2,833,399 3,871,692

(1)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of any shares surrendered to satisfy tax withholding requirements.

(2)	The value realized on vesting for RSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported by the NYSE, on the vesting date or the last trading day immediately prior to the vesting date if the vesting date was not a trading day. The value realized on vesting for PSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on February 9, 2022 (the payout date for the 2019 to 2021 PSU awards) of $64.77 per share. The net shares issued upon vesting of the PSU awards are subject to a one-year mandatory holding period.

POTENTIAL pOST-tERMINATION AND CHANGE IN CONTROL PAYMENTS

Employment Agreements

As previously described, the employment agreements with our NEOs contain severance provisions, including in connection with a change in control, intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. The receipt of any severance by these executives is conditioned upon his execution of a release of claims. These employment agreements are described under “Executive Compensation—Employment and Other Agreements.”

Other Change in Control Arrangements

The Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan under which awards have been granted to our NEOs contains “change in control” provisions. Under the plan, without limiting the authority of the Compensation Committee to adjust awards, if a “change in control” of Century (as defined in the plan) occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed, or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed, or substituted and will continue to vest or lapse pursuant to such terms. If the award is continued, assumed, or substituted by the successor entity and within two years following the change in control the executive is either terminated by the successor entity without “cause” or, if the executive is an executive officer of Century, resigns for “good reason,” each as defined in the plan, or if outstanding awards that are not continued, assumed, or substituted with equivalent awards by the successor entity in connection with the change in control, then:

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●	all restrictions imposed on restricted stock, RSU awards, or deferred units that are not performance-based held by such participant will lapse;

●	all vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination, resignation, or change in control, as applicable, but have not yet been paid, will be paid in cash or shares and at such time as provided in the award agreement; and

●	all performance-based awards for which the performance period has not been completed as of the date of such termination, resignation or change in control, as applicable, held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination, resignation or change in control, as applicable, with the manner of payment to be made in cash or shares, as provided in the award agreement, within 30 days following the date of termination, resignation, or change in control, as applicable, and provided that if payment in the change in control transaction is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control.

Potential Payments to Named Executive Officers

The table below shows potential payments to our NEOs, not otherwise earned, under various scenarios involving a termination of employment, including in connection with a change in control, and upon a change in control without a termination of employment, assuming a December 31, 2021 termination date. All equity awards are valued at the closing price of our common stock on December 31, 2021 ($81.79), as reported by the NYSE.

Name	Benefit	Termination without Cause or for Good Reason Outside a Change in Control ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)	Voluntary Termination/ Retirement(1) ($)	Death or Disability ($)	Change in Control(2) ($)
Dale Francescon	Severance Pay(3)	1,800,000	2,700,000	—	—	—
	Incentive Pay(4)	5,599,133	8,398,699	—	—	—
	RSU Award Vesting	4,031,838	4,031,838	—	4,031,838	—
	PSU Award Vesting(5)	14,496,378	14,496,378	—	14,496,378	—
	Other Benefits(6)	33,823	33,823	—	33,823	—

Robert J. Francescon	Severance Pay(3)	1,800,000	2,700,000	—	—	—
	Incentive Pay(4)	5,599,133	8,398,699	—	—	—
	RSU Award Vesting	4,031,838	4,031,838	—	4,031,838	—
	PSU Award Vesting(5)	14,496,378	14,496,378	—	14,496,378	—
	Other Benefits(6)	48,959	48,959	—	48,959	—

David L. Messenger	Severance Pay(7)	650,000	1,300,000	—	—	—
	Incentive Pay(8)	—	2,090,381	—	—	—
	RSU Award Vesting	2,120,324	2,120,324	—	2,120,324	—
	PSU Award Vesting(9)	2,304,141	6,076,179	—	2,304,141	—
	Other Benefits(6)	43,999	43,999	—	43,999	—

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(1)	While the Co-CEOs are entitled to certain benefits under their employment agreements in the event of a retirement, neither executive currently meets the definition of retirement in his agreement to be entitled to such benefits.

(2)	Assumes equity awards are continued, assumed, or substituted with equivalent awards by the successor entity. If the equity awards are not continued, assumed, or substituted with equivalent awards by the successor entity, then the RSU awards will become immediately vested and issuable, resulting in a value of $4,031,838 in the case of each of the Co-CEOs and $2,120,324 in the case of the CFO, and the PSU awards will automatically vest based on actual performance, resulting in a value of up to $14,496,378 in the case of each of the Co-CEOs and up to $6,076,179 in the case of the CFO. The PSU award values represent payouts of the PSU awards for the 2020 to 2022 performance period and the 2021 to 2023 performance period since the PSU awards for the 2019 to 2021 performance period were already earned.

(3)	Represents: (a) two times the executive’s base salary in the event of a termination without cause or for good reason outside a change in control; and (b) three times the executive’s base salary in the event of a termination without cause or for good reason in connection with a change in control.

(4)	Represents: (a) the greater of: (i) the sum of two times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of two times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason outside a change in control; and (b) the greater of: (i) the sum of three times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of three times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason in connection with a change in control. In the case of a termination due to death, disability or retirement, the executive is entitled to his prorated actual earned 2021 bonus, which amount ($2,962,994) is not included since it was earned as of December 31, 2021.

(5)	Represents the value of shares of our common stock that the executive would have been entitled to receive as payout of the PSU awards for the 2020 to 2022 performance period and the 2021 to 2023 performance period, which is based on the greater of (a) the number of PSU award shares at target and (b) the number of PSU award shares based on actual performance and performance goals prorated to the last day of the calendar quarter preceding the executive’s termination but without proration based on the Co-CEO’s actual period of service. Since actual performance exceeded target performance, the table reflects the value of the number of PSU award shares based on actual performance. The value of the number of PSU award shares based on target performance is $5,798,584.

(6)	Represents our portion of the applicable COBRA premium for 18 months of continued coverage under our medical benefits plan.

(7)	Represents: (a) the executive’s current base salary in the event of a termination without cause or for good reason outside a change in control; and (b) two times the executive’s annual base salary in the event of a termination without cause or for good reason in connection with a change in control.

(8)	Represents two times the higher of: the executive’s target annual bonus for the year in which the date of termination occurs or the average annual bonus paid to the executive for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason in connection with a change in control. In the case of a termination without cause or for good reason outside a change in control or due to death or disability, the executive is entitled to his prorated actual earned 2021 bonus ($1,538,619), which amount is not included in the table since it was earned as of December 31, 2021.

(9)	In the case of a termination without cause or for good reason outside a change in control and in the case of a termination due to death or disability, represents the value of the number of shares of our common stock the executive would have been entitled to receive as payout of the PSU awards for the 2020 to 2022 performance period and the 2021 to 2023 performance period. In the event of a termination without cause or for good reason outside the context of a change in control or in the event of a termination due to death or disability, the value is based on the number of PSU award shares at target and prorated based on the executive’s days of employment during the performance period.

In the case of a termination without cause or for good reason in connection with a change in control, represents the value of the number of shares of our common stock the executive would have been entitled to receive as payout of the PSU awards for the 2020 to 2022 performance period and the 2021 to 2023 performance period. In the event of a termination without cause or for good reason in connection with a change in control, the value is based on the greater of (a) the number of PSU award shares at target and (b) the number of PSU award shares based on actual performance and performance goals prorated to the last day of the calendar preceding the executive’s termination, and in each case without any proration based on the executive’s actual period of employment during the performance period. Since actual performance exceeded target performance, the table reflects the value of the number of PSU award shares based on actual performance. The value of the number of PSU award shares based on target performance is $3,038,090.

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CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Act and Item 402(u) of SEC Regulation S-K, we are required to provide the ratio of the annual total compensation of each of Dale Francescon, our Co-CEO, and Robert J. Francescon, our Co-CEO, to the median of the annual total compensation of all employees of our company (other than our Co-CEOs). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

For 2021:

●	the annual total compensation of our Co-CEOs was $6,753,672, in the case of Dale Francescon, and $6,752,940, in the case of Robert J. Francescon;

●	the annual total compensation of the employee identified at median of our Company (other than our Co-CEOs) was $110,966; and

●	based on this information, the ratio of the annual total compensation of each of our Co-CEOs to the annual total compensation of our median employee (identified in accordance with SEC rules and as described in greater detail below) was estimated to be 61:1.

To identify our median employee and to calculate the annual total compensation of our median employee and that of our co-CEOs, we used the following methodology, assumptions, and estimates:

●	Identification of Median Employee. To identify our median employee, we used the following methodology: we selected December 31, 2021 as the date to identify our employee population and “median employee.” We determined that, as of that date, our entire employee population, excluding our Co-CEOs, consisted of 1,578 total employees. In determining this population, we considered the employees of our subsidiaries and all of our employees other than our Co-CEOs, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not include any contractors or other non-employee workers in our employee population. To identify the “median employee” from our employee population, we selected W-2 earnings as the most appropriate measure of compensation. To make them comparable, the W-2 earnings for newly hired permanent employees who had worked less than a year were annualized.

●	Calculation of Median Employee’s Annual Total Compensation. In accordance with applicable SEC rules, we calculated 2021 annual total compensation for this median employee using the same methodology we use for our named executive officers, as set forth in our Summary Compensation Table included on page 69 of this proxy statement.

●	Calculation of Co-CEOs’ Annual Total Compensation. With respect to the 2021 annual total compensation of our Co-CEOs, we used the amount set forth in the “Total” column of our Summary Compensation Table included on page 69 of this proxy statement.

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COMPENSATION Risk Assessment

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

●	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

●	performance-based, or at risk, compensation awarded to our employees, which for our higher-level employees constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation and utilizes several different performance measures and goals that are drivers of long-term success for our Company and stockholders and has appropriate maximums; and

●	a significant portion of performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they generally have a three-year performance period or vest over a three-year period of time, thereby focusing our employees on our long-term interests.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interests of our employees, including in particular our executive officers, with those of our long-term stockholders while avoiding unnecessary or excessive risk.

ANTI-HEDGING and PLEDGING POLICY

Century considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in our securities is subject to the following guidance for all officers and directors and those employees or consultants with access to material non-public information (collectively referred to as insiders):

●	Short Sales. No insider may engage in “short sales” (sales of securities that are not then fully owned and paid for), “hedging,” “share lending,” or derivatives trading (e.g., puts, calls, cash settled or other swaps or synthetic securities trading) of our securities.

●	Publicly Traded Options. No insider may engage in transactions in publicly traded options, such as “puts,” “calls” and other derivative securities (to the extent applicable to the Company), on a securities exchange or in any other organized market, or enter into hedges or swaps involving our securities.

●	Short-Term Trading. Insiders who purchase our securities may not sell any of our securities of the same class for at least six months after the purchase.

●	Trading on Margin. Insiders may not hold our securities in a margin account or pledge our securities as collateral for a loan.

●	Standing Orders. Standing orders to purchase our securities should be used only for a very limited period of time (e.g., 72 hours). A standing order placed with a broker to sell or purchase securities at a specified price leaves the insider with no control over the timing of the transaction. A standing order transaction executed by the broker when an insider is aware of material nonpublic information may result in unlawful insider trading.

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Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has or had any relationship requiring disclosure under Item 404 of SEC Regulation S-K or has ever been an officer or employee of Century or any of our subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Compensation Committee.

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DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2021, our non-employee director compensation was comprised of equity compensation, in the form of annual stock awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Dale Francescon and Robert J. Francescon, as employee directors, do not receive any additional compensation for their service as directors.

DIRECTOR COMPENSATION Process

The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During 2021, the Compensation Committee engaged FW Cook to review our non-employee director compensation. FW Cook’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of companies operating in the United States that are similarly situated to us from a revenue and market capitalization perspective. The peer group used for this analysis was the same peer group used for the executive compensation analysis. The Compensation Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program. On May 5, 2021, the Board of Directors, upon recommendation of the Compensation Committee, approved a $10,000 increase in the annual equity award and a change from annual RSU awards to stock awards to align Century’s non-employee director compensation program with the market median and the design practices of its peer companies.

Director Compensation Program

The following table sets forth our non-employee director compensation program for 2021.

($)
Board Member Retainer	80,000
Audit Committee Chair Premium	15,000
Audit Committee Member Retainer	11,000
Compensation Committee Chair Premium	12,500
Compensation Committee Member Retainer	10,000
Nominating and Corporate Governance Committee Chair Premium	10,000
Nominating and Corporate Governance Committee Member Retainer	10,000
Annual Stock Award	140,000

Annual cash retainers are paid in advance.

The annual stock awards for 2021 were granted on May 5, 2021 under the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan and the number of shares of our common stock underlying each award was determined by dividing the $140,000 equity value by the closing price of our common stock on the May 5, 2021 grant date. The stock awards were fully vested on the date of grant. In addition, on January 1, 2021, Ms. Arvielo received an initial RSU award in connection with her joining the Board, which award represented a pro rata portion of the then most recent annual non-employee director award. This RSU award vested in full on January 1, 2022, the one year anniversary of the grant date.

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We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and Board committee meetings.

NON-EMPLOYEE Director Compensation HIGHLIGHTS

Some of the highlights of our non-employee director compensation are:

✓	No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of Board service.
✓	Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with stockholders.
✓	Recognition of Special Roles: Special roles (such as Committee Chairs) are fairly recognized for their additional time commitments.
✓	Annual Equity Grants with Immediate Vesting: Equity awards are granted annually with a fixed value and immediate vesting to support independence.
✓	Robust Stock Ownership Guidelines: A guideline of five times the annual Board cash retainer supports alignment with stockholders’ interests and mitigates potential compensation-related risk.
✓	No Perquisites: Our directors receive no perquisites, personal benefits or other compensation.

Summary Director Compensation Table for 2021

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2021. Each of Dale Francescon and Robert J. Francescon is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Name	($)	($)	($)	($)
Patricia L. Arvielo	111,000	184,052	—	295,052
John P. Box	121,000	139,922	—	260,922
Keith R. Guericke	126,000	139,922	—	265,922
James M. Lippman	123,500	139,922	—	263,422

(1)	The amounts reflected represent the grant date fair value of a stock award for 1,787 shares for all directors, and for Patricia Arvielo, an additional new director RSU award for 1,008 shares, in each case as computed in accordance with FASB ASC Topic 718.

(2)	As of December 31, 2021, Patricia Arvielo held an unvested RSU award for 1,014 shares, such award included 6 shares underlying dividend equivalent rights that accrued. None of the other directors held any unvested stock awards as of December 31, 2021.

(3)	We do not provide perquisite and other personal benefits to our non-employee directors.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics outlines the principles, policies, and values that govern the activities of Century, including with respect to conflicts of interest. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of Century’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. On any new related party transactions, if the party involved in the transaction is a member of the Board of Directors, such member of the Board is required to recuse or abstain from involvement in the decision. In addition, the charter of our Audit Committee requires the Audit Committee to approve or ratify all related party transactions. On a quarterly basis, the Audit Committee reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the Board.

Transactions with Related Persons

For the period beginning on January 1, 2021 to the date of this proxy statement, the following are our current arrangements with a related party:

Employment and Other Agreements with Named Executive Officers

We have entered into an employment agreement with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon, and our Chief Financial Officer, David L. Messenger. These agreements were entered into with these individuals in connection with their capacities as officers and provide for salary, bonus, and other benefits, including the grant of equity awards, and severance upon a termination of employment under certain circumstances, and were amended most recently in July 2020. In January 2018, we entered into aircraft time sharing agreements with our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon, and our Chief Financial Officer, David L. Messenger. Please see the sections above entitled “Executive Compensation—Employment and Other Agreements” for a description of these agreements.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors, Co-Chief Executive Officers, and Chief Financial Officer. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Related Party Transactions

James Francescon, the son of Robert J. Francescon, our Co-Chief Executive Officer, serves as our President, Century Living. During 2021, he received actual total annual compensation of $310,495.

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STOCK OWNERSHIP

Significant Beneficial Owners

The table below sets forth information as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than 5% of our outstanding common stock.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	5,246,935	15.8%
Common Stock	Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,320,500	7.0%
Common Stock	The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	2,128,353	6.4%
Common Stock	Dale Francescon(5) 8390 East Crescent Parkway, Suite 650 Greenwood Village, CO 80111	2,018,868	6.1%
Common Stock	Wellington Management Group LLP(6) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,967,283	5.9%

(1)	Percent of class is based on 33,286,692 shares of our common stock outstanding as of our record date, March 11, 2022.

(2)	Based solely on information contained in Amendment No. 2 to Schedule 13G of BlackRock, Inc., a parent holding company, filed with the SEC on January 27, 2022, reflecting beneficial ownership as of December 31, 2021, with sole voting authority with respect to 5,175,177 shares and sole investment discretion with respect to 5,246,935 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(3)	Based solely on information contained in a Schedule 13G/A of Dimensional Fund Advisors LP, an investment adviser, filed with the SEC on February 8, 2022, reflecting beneficial ownership as of December 31, 2021, with sole investment discretion with respect to 2,320,500 shares and sole voting authority with respect 2,276,545 shares. Dimensional Fund Partners LP does not have shared voting or dispositive power over any of the shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the shares that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)	Based solely on information contained in a Schedule 13G that was filed with the SEC on February 9, 2022 by The Vanguard Group, Inc., an investment adviser, reflecting beneficial ownership as of December 31, 2021, with sole investment discretion with respect to 2,056,745 shares, sole voting authority with respect 0 shares, shared investment discretion with respect to 71,608 shares and shared voting authority with respect to 49,427 shares.

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(5)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 11, 2022, reflecting beneficial ownership as of December 31, 2021. Includes 196,203 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,299,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 60,000 shares of our common stock held by the DCF Family Foundation and 195,000 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust. Also includes 17,903 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 11, 2022.

(6)	Based solely on information contained in a Schedule 13G filed jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (collectively, the “Wellington Group”) filed with the SEC on February 4, 2022, reflecting beneficial ownership as of December 31, 2021. The Wellington Group reported aggregate beneficial ownership of 1,967,283 shares. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported shared investment discretion with respect to 1,967,283 shares and shared voting authority with respect to 1,609,606 shares. Wellington Management Company LLP reported shared investment discretion with respect to 1,863,372 shares and shared voting authority with respect to 1,601,732 shares.

Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of March 10, 2022, by:

•	each of our directors;

•	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” on page 69; and

•	all of our directors and executive officers as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Class of Securities	Name of Beneficial Owner	Title/Position	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Common Stock	Dale Francescon(3)	Chairman of the Board and Co-Chief Executive Officer	2,018,868	6.1%
Common Stock	Robert J. Francescon(4)	Co-Chief Executive Officer, President, and Director	1,621,895	4.9%
Common Stock	Patricia L. Arvielo	Director	2,801	*
Common Stock	John P. Box	Director	48,789	*
Common Stock	Keith R. Guericke	Director	35,872	*
Common Stock	James M. Lippman	Director	37,289	*

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Class of Securities	Name of Beneficial Owner	Title/Position	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Common Stock	David L. Messenger	Chief Financial Officer and Secretary	186,312	*
Common Stock	All directors and executive officers as a group (7 persons)		3,951,826	11.9%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes for the persons listed below the following shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 10, 2022:

Name	Number of Restricted Stock Units
Dale Francescon	17,903
Robert J. Francescon	17,903
Patricia L. Arvielo	0
John P. Box	0
Keith R. Guericke	0
James M. Lippman	0
David L. Messenger	9,476

(2)	Percent of class is based on 33,286,692 shares of our common stock outstanding as of our record date, March 10, 2022.

(3)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 11, 2022, reflecting beneficial ownership as of December 31, 2021. Includes 196,203 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,299,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 60,000 shares of our common stock held by the DCF Family Foundation and 195,000 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust. See also note (1) above.

(4)	Based in part on information contained in a Schedule 13G/A filed by Robert J. Francescon with the SEC on February 11, 2022, reflecting beneficial ownership as of December 31, 2021. Includes 246,199 shares of our common stock directly owned by Robert J. Francescon, 250,000 shares of common stock held by the Robert J. Francescon Roth IRA, and 887,793 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 220,000 shares of Common Stock held by the Nicholas R. Francescon 2020 Trust. Robert J. Francescon, the sole trustee of the Nicholas R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the Nicholas R. Francescon 2020 Trust. See also note (1) above.

Century Communities, Inc. – 2022 Proxy Statement           86

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	5x annual cash retainer
Co-Chief Executive Officers	6x annual base salary
Other Named Executive Officers	3x annual base salary

Each director and named executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership targets. Until the applicable stock ownership target is achieved, each director and Co-Chief Executive Officer subject to the guidelines is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards, and other named executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards. All of our directors and named executive officers are in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline.

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Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plan as of December 31, 2021. All outstanding awards have been granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	1,104,382	(1)	$0.00	(2)	731,982
Equity compensation plans not approved by security holders	—		—		—
Total	1,104,382	(1)	$0.00	(2)	731,982

(1)	Amount includes 354,315 shares of our common stock issuable upon the vesting of RSU awards and 750,067 outstanding PSU awards, assuming a maximum level of achievement, and including dividend equivalent rights. The actual number of shares that will be issued under the PSU awards is determined by the level of achievement of a performance goal.

(2)	RSU and PSU awards do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

Century Communities, Inc. – 2022 Proxy Statement	88

INFORMATION ABOUT THE 2022 ANNUAL MEETING

The Board of Directors is using this proxy statement to solicit your proxy for use at our 2022 Annual Meeting of Stockholders. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Internet Notice”) to most of our stockholders of record and paper or electronic copies of the proxy materials to our remaining stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 4, 2022, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237.

Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398.

As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at www.centurycommunities.com and filed with the SEC as additional proxy materials.

WhAT ARE THE PURPOSES OF THE Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this proxy statement:

Proposal	Item of Business
Proposal No. 1	Election of Directors
Proposal No. 2	Approve the Century Communities, Inc. 2022 Omnibus Incentive Plan
Proposal No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 4	Advisory Vote on Executive Compensation

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

are there any matters to be voted on at the annual meeting that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement, or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

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WhO CAN ATTEND the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares. Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid, government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

WhO IS ENTITLED TO VOTE AT the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on March 10, 2022, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment thereof. At the close of business on the record date, there were 33,286,692 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

HOW MANY SHARES MUST BE PRESENT?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

WhAT IF A QUORUM IS NOT PRESENT?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

hOW DO I VOTE?

We recommend stockholders vote by proxy even if they attend the Annual Meeting.

If you are a shareholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on May 3, 2022 to be counted.

If you are a stockholder of record, there are three ways to vote by proxy:

●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

●	by Mail—You can vote by mail by signing, dating, and mailing the proxy card, which you may have received by mail.

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Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on May 3, 2022. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions on how to vote from the bank, broker, or holder of record. You must follow the instructions of such bank, broker, or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker, or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

WhAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” are held in the name of a bank or broker on a person’s behalf.

CAN i VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

WhAT ARE BROKER NON-VOTES?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal No. 3 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe, based on the rules of the NYSE, that the election of directors in Proposal No. 1, the approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan in Proposal No. 2, and the advisory vote on executive compensation in Proposal No. 4 are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

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The Board recommends that you vote:

●	FOR the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, and James M. Lippman to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;

●	FOR the approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

●	FOR the approval of the advisory vote on our executive compensation.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

WHAT IS THE REQUIRED VOTE FOR EACH PROPOSAL?

Proposal	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors

Majority of votes cast. This means that nominees receiving more “FOR” votes than “AGAINST” votes will be elected as directors. Nominees receiving more “AGAINST” votes than “FOR” votes are expected to tender their resignation.

		Abstentions will have no effect.	Broker non-votes will have no effect.
Proposal No. 2: Approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.(1)	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.
Proposal No. 4: Advisory Vote on Executive Compensation	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.
(1)	While the NYSE rules require a minimum vote requirement for this proposal of approval by a “majority of votes cast”, and for purposes thereof, require a company to calculate the votes cast in accordance with its governing documents and any applicable state law, which would cause abstentions on this proposal to have no effect, the Company’s Bylaws provide for a more stringent vote requirement to pass the proposal since abstentions have the effect of a vote against the proposal under the Company’s Bylaws and Delaware law, and therefore is the vote required to pass the proposal.

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WhAT IF I DON’T SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

WhAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope.

CAN I REVOKE OR CHANGE MY VOTE?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

●	by submitting a duly executed proxy bearing a later date;

●	by granting a subsequent proxy through the Internet or telephone;

●	by giving written notice of such revocation to our Corporate Secretary; or

●	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate stockholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the Annual Meeting.

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WheRE CAN I FIND THE VOTING RESULTS?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CAN I GET A PRINTED COPY OF THE PROXY MATERIALS?

Yes. We will mail this proxy statement and our 2021 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of our receipt of such request.

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OTHER MATTERS

Stockholder Proposals and Director Nominations for 2023 Annual Meeting OF STOCKHOLDERS

Date of 2023 Annual Meeting of Stockholders

We anticipate that our 2023 Annual Meeting of Stockholders (2023 Annual Meeting) will be held on Wednesday, May 3, 2023.

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2023 Annual Meeting proxy statement, a proposal must be received by us no later than November 22, 2022 and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws

Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board, or propose other business for consideration, at the 2023 Annual Meeting is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2023 Annual Meeting, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to the Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2022 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 4, 2023 and no later than February 3, 2023. In addition, if applicable, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Century’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023.

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this proxy statement by mail, we will request that brokers, banks, and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of Century and our stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000 plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile, or special delivery letter.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor Relations by telephone at (303) 268-8398. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report under “Proposal No. 3. Ratification of Appointment of Independent Registered Public Accounting Firm” will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this proxy statement, notice, and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Copies of 2021 Annual Report

Our 2021 Annual Report, including our Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, for the year ended December 31, 2021, are available without charge upon written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations. Our 2021 Annual Report is also available on our website at www.centurycommunities.com.

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Your vote is important. Please promptly vote your shares of Century common stock by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

David L. Messenger
Chief Financial Officer and Secretary

Greenwood Village, Colorado

March 22, 2022

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ANNEX I – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this proxy statement, we use the term Adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure is presented to provide stockholders additional information to facilitate the comparison of our past and present operations. We believe non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. Non-GAAP financial measures are not in accordance with, or an alternative for, measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the years ended December 31, 2021 and 2020. Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense or income, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, and (vi) inventory impairment and other. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(dollars in thousands)

	Year ended December 31,
	2021	2020
Net income	$498,504	$206,157
Income tax expense	142,618	64,083
Interest in cost of home sales revenues	66,846	72,002
Interest expense (income)	(661)	(1,141)
Depreciation and amortization expense	10,912	13,141
EBITDA	718,219	354,242
Loss on debt extinguishment	14,458	—
Inventory impairment and other	41	2,172
Adjusted EBITDA	$732,718	$356,414

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CENTURY COMMUNITIES, INC.

2022 OMNIBUS INCENTIVE PLAN

(As Proposed to Be Effective May 4, 2022)

century communities, inc.
2022 OMNIBUS INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of the Century Communities, Inc. 2022 Omnibus Incentive Plan (this “Plan”) is to advance the interests of Century Communities, Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company. This Plan will become effective upon its approval by the Company’s stockholders and will replace the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “Prior Plan”); provided, however, that awards outstanding under the Prior Plan as of the Effective Date will remain outstanding in accordance with their terms. After the Effective Date, no more grants of awards will be made under the Prior Plan.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires. Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1            “Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including: (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it, (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary or (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors.

2.2            “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act.

2.3            “Annual Performance Cash Awards” has the meaning set forth in Section 10.1 of this Plan.

2.4            “Applicable Accounting Standard” means generally accepted accounting principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.5            “Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.6            “Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Annual Performance Cash Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.7            “Award Agreement” means either: (a) a written or electronic (as provided in Section 23.9) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 23.9) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.8            “Board” means the Board of Directors of the Company.

2.9            “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.10          “Cash-Based Award” means an Award made pursuant to this Plan that is denominated in cash.

2.11          “Cause” means, unless otherwise provided in an Award Agreement, (a) “Cause” as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”), or (b) if there is no such Individual Agreement or if it does not define Cause: (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (ii) any unlawful or criminal activity of a serious nature; (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties; (iv) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (v) before a Change in Control, such other events as will be determined by the Committee. Before a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (i), (ii), (iii), (iv) or (v) above, and its determination will be final.

2.12           “Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, an event described in Section 16.1 of this Plan.

2.13          “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.14          “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the rules of The New York Stock Exchange (or other applicable exchange or market on which the Common Stock may be traded or quoted). The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in this Plan. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.15          “Common Stock” means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of this Plan.

2.16          “Company” means Century Communities, Inc., a Delaware corporation, and any successor thereto as provided in Section 23.7 of this Plan.

2.17          “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.18          “Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive shares of Common Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

2.19          “Director” means a member of the Board.

2.20          “Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.21          “Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.22          “Effective Date” means the date that this Plan is approved by the Company’s stockholders.

2.23          “Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.24          “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period. An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.25          “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.26          “Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported by The New York Stock Exchange, the Nasdaq Stock Market, NYSE American or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.27          “Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Common Stock.

2.28          “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.29          “Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.30          “Individual Agreement” has the meaning set forth in Section 2.11 of this Plan.

2.31          “Individual Performance Goals” has the meaning set forth in Section 10.4 of this Plan.

2.32          “Individual Performance Participants” has the meaning set forth in Section 10.4 of this Plan.

2.33          “Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.34          “Maximum Payout” has the meaning set forth in Section 10.3 of this Plan.

2.35          “Non-Employee Director” means a Director who is not an Employee.

2.36          “Non-Employee Director Award” means any Non-Statutory Stock Option, Stock Appreciation Right or Full Value Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.37          “Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 11 of this Plan.

2.38          “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.39          “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.40          “Other Cash-Based Award” means an Award, denominated in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

2.41          “Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 12 of this Plan.

2.42          “Participant” means an Eligible Recipient who receives one or more Awards under this Plan.

2.43          “Participation Factor” has the meaning set forth in Section 10.2 of this Plan.

2.44          “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

2.45          “Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of any one or more of the measures described in Section 9.4 of this Plan or any other performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement during the specified Performance Period, as set forth in the related Award Agreement:

2.46          “Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.47          “Performance Share Unit” means a Performance Award denominated in or paid out in shares of Common Stock granted to an Eligible Recipient pursuant to Section 9 of this Plan.

2.48          “Period of Restriction” means the period when a Restricted Stock Award or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8 of this Plan.

2.49          “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.50          “Plan” means the Century Communities, Inc. 2022 Omnibus Incentive Plan, as may be amended from time to time.

2.51          “Plan Year” means the Company’s fiscal year.

2.52          “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.53          “Prior Plan” means the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated.

2.54          “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.55          “Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.56          “Scale Back” has the meaning set forth in Section 9.10.

2.57          “Securities Act” means the Securities Act of 1933, as amended. Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.58          “Separation from Service” has the meaning set forth in Section 16.2(b) of this Plan.

2.59          “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive, upon exercise, a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the grant price of such shares under the terms of such Stock Appreciation Right.

2.60          “Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.

2.61          “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.62          “Successor” has the meaning set forth in Section 16.2 of this Plan.

2.63          “Target Payout” has the meaning set forth in Section 10.2 of this Plan.

2.64          “Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

2.65          “Tax Laws” has the meaning set forth in Section 23.11 of this Plan.

3.	Plan Administration.

3.1           The Committee. The Plan will be administered by the Committee. The Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum. The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise. The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2           Authority of the Committee. In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a)               To designate the Eligible Recipients to be selected as Participants;

(b)               To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c)               To determine the time or times when Awards will be granted;

(d)               To determine the duration of each Award;

(e)               To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f)                To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

(g)               To determine Fair Market Value in accordance with Section 2.26 of this Plan;

(h)               To amend this Plan or any Award Agreement, as provided in this Plan;

(i)                To adopt subplans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such subplans or special provisions may take precedence over other provisions of this Plan;

(j)                To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k)               To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l)                To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 13 of this Plan and any other provision of this Plan and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m)             To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3            Delegation. To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director, or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delegate appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

3.4            No Re-pricing. Notwithstanding any other provision of this Plan other than Section 4.4 of this Plan, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan; or (d) a re-pricing within the meaning of the Applicable Accounting Standard. For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or grant price of the Stock Appreciation Right.

3.5            Participants Based Outside of the United States. In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee will have no authority, however, to take action pursuant to this Section 3.5: (a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Section 20.2 of this Plan.

4.	Shares Available for Issuance.

4.1            Maximum Number of Shares Available. Subject to adjustment as provided in Section 4.4 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be the sum of:

(a)               3,100,000 shares of Common Stock; plus

(b)               the number of shares of Common Stock remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date; plus

(c)               the number of additional shares of Common Stock subject to awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date.

4.2            Limits on Incentive Stock Options and Non-Employee Director Compensation. Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.4 of this Plan,

(a)               the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan will be 3,100,000 shares; and

(b)               the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $1,000,000 (increased to $1,500,000 with respect to any Non-Employee Director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee Director’s initial service as a Non-Employee Director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement).

4.3            Accounting for Awards. Shares of Common Stock that are covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, that the full number of shares of Common Stock subject to a stock-settled Stock Appreciation Right will be counted against the shares of Common Stock authorized for issuance under this Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Right. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.7 will be counted against the shares of Common Stock authorized for issuance under this Plan and will not be available again for grant under this Plan. Shares of Common Stock subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards. Any shares of Common Stock related to Awards granted under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan and correspondingly increase the total number of shares of Common Stock available for issuance under this Plan under Section 4.1. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 21 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4          Adjustments to Shares and Awards.

(a)               In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards; provided, however, that this Section 4.4 will not limit the authority of the Committee to take action pursuant to Section 16 of this Plan in the event of a Change in Control. The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

(b)               Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder and the limits in Section 4.2 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

4.5            Minimum Vesting Requirements on Awards. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4.4 and 16 of the Plan, equity-based Awards granted under the Plan will vest no earlier than the one-year anniversary of the date the Award is granted and any Awards under this Plan which vest upon the attainment of Performance Goals will provide for a Performance Period of at least one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 4.1 above may be granted to any one or more eligible Directors, Consultants or Employees without respect to such minimum vesting condition. Nothing in this Section 4.5 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of employment or service or otherwise, or the consummation of a Change in Control. This Section 4.5 will be inapplicable to (i) substitute Awards granted pursuant to Section 21 of this Plan, (ii) shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting.

4.6            Limitations Applicable to Insiders. Notwithstanding any other provision of this Plan, if a Participant is an Insider, this Plan, the Award, and the Award Agreement will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule, and such additional limitations will be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

5.	Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6.	Options.

6.1            Grant. An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Incentive Stock Options may be granted solely to Eligible Recipients who are Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2            Award Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan. The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

6.3            Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4            Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 18 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5           Payment of Exercise Price.

(a)               The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b)               In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 15 of this Plan.

(c)               For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.6           Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7.	Stock Appreciation Rights.

7.1           Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

7.2           Award Agreement. Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3           Grant Price. The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4           Exercisability and Duration. A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 18 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.

7.5           Manner of Exercise. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6           Settlement. Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)               The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b)               The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7           Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.

8.1            Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Restricted Stock Units and Deferred Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

8.2           Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3           Conditions and Restrictions. Subject to the terms and conditions of this Plan, including Sections 4.5 and 4.6 of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.

8.4           Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.

8.5           Dividend Rights.

(a)                Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

(b)               Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, prior to settlement or forfeiture, any Restricted Stock Units or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents. Such right entitles the Participant to be credited with any amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit or Deferred Stock Unit is outstanding. Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate. In no event will Participants holding Restricted Stock Units or Deferred Stock Units receive any Dividend Equivalents on such Restricted Stock Units or Deferred Stock Units until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.

8.6           Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates or book-entry notations representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7           Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, including without limitation this Section 8 or Section 17.4 of this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8           Section 83(b) Election for Restricted Stock Award. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

9.	Performance Awards.

9.1           Grant. An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2           Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, shares of Common Stock, other Awards, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3            Vesting. Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals and any additional time-based restrictions on vesting following the attainment of the Performance Goals.

9.4            Performance Goals. The Performance Goals may be based on any one or more of the following performance measures, among any other measures as determined by the Committee: gross revenue, sales allowances, net revenue, invoiced revenue, collected revenue, revenues from new products, bad debts, home closings, orders, backlog, annual or multi-year “net-back” sales”, direct material costs, direct labor costs, indirect labor costs, direct manufacturing costs, indirect manufacturing costs, cost of goods sold, sales, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, total expenses, gross margin, net operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and taxes), net operating income after taxes (NOPAT), net income, net income before taxes, net cash flow, net cash flow from operations, maintenance or improvement of profit margins, cash, excess cash, accounts receivable, inventory (WIP or finished goods), inventory days on hand, days sales outstanding, current assets, working capital, total capital, fixed assets, total assets, change in net assets, purchase price variance, accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total preferred equity, total common equity, total equity, cash-to-debt, interest coverage, liquidity, earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to stockholders, price/earnings ratio, market capitalization, book value, debt coverage ratios, return on assets, return on equity, return on invested capital, economic profit (for example, economic value added), customer satisfaction, customer retention, customer service/care, brand awareness and perception, market share, warranty rates, product quality, inventory, strategic business objectives, introduction of new products, procurement of land/well located lots, mortgage capture rates, acquisition/entrance into new markets, land and other asset acquisitions, strategic asset sales or acquisitions, improvements in capital structure, headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, employee diversity, safety, quality, satisfactory completion of major project or organizational initiative, environmental initiatives or metrics, social initiatives or metrics, governance initiatives or metrics. Any of these or other performance measures may be used to measure the performance of the Company or Subsidiary as a whole or any division or business unit of the Company, product or product group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate. Any performance measure(s) can be used in an algebraic formula (e.g., averaged over a period, combined into a ratio, compared to a budget or standard, compared to previous periods or other formulaic combinations) or compared to the performance of a peer group or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select any performance measure(s) above as compared to various stock market indices.

9.5           Earning of Performance Award Payment. Subject to the terms of this Plan, the Award Agreement or an Individual Agreement, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved and such other restrictions or conditions imposed on the vesting and payout of the Performance Awards has been satisfied.

9.6           Reassignment. If prior to the end of a Performance Period, but after the conclusion of one year of the Performance Period, a Participant holding Performance Awards is reassigned to a position with the Company or any Subsidiary, and that position is not eligible to participate in such a Performance Award, but the Participant does not terminate employment or service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion: (a) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.11 of this Plan, but only if otherwise earned for the entire Performance Period or (b) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.11 of this Plan, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such reassignment, with proration based on the number of months or years such Participant served in the prior position during the Performance Period.

9.7           Evaluation of Performance. The Committee may provide in an Award Agreement that any evaluation of performance or achievement of Performance Goals may include or exclude certain items or events that occur during a Performance Period, including without limitation any of the following: (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

9.8           Adjustment of Performance Goals, Performance Periods or other Vesting Criteria. The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit or other sub-unit thereof) in recognition of unusual or nonrecurring events (including but not limited to the events described in Sections 9.7 or 4.4(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan.

9.9           Committee Discretion to Make Adjustments. Subject to the terms of an Individual Agreement, the Committee retains the discretion to adjust Awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.10         Committee Discretion to Scale Back Awards. At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of a Performance Award prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

(a)               the Performance Award has not yet vested;

(b)               based on financial information contained in the financial statements or similar internal reports of the Company or any Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;

(c)               once a Performance Award is Scaled Back, it may not again be increased to add or recover a Performance Award that was canceled; and

(d)               Performance Awards canceled in a Scale Back will again be available to the Committee for grant of new Performance Awards for any future Performance Period. This provision will not be used in any manner that could have the effect of repricing a previous Performance Award.

9.11          Form and Timing of Performance Award Payment. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends and any additional vesting restrictions are satisfied or the end of the calendar year in which the Performance Period ends and any additional vesting restrictions are satisfied, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement. The determination of the Committee with respect to the form and time of payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance Award. Any shares of Common Stock or other Awards issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

9.12         Voting Rights. A Participant will have no voting rights with respect to any Performance Award granted hereunder.

9.13         Dividend Rights. If provided in an Award Agreement, a Participant holding a Performance Award granted under this Plan may receive cash dividends or Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to such Performance Award during the period between the date that such Performance Award is granted and the date such Performance Award is settled; provided, however, that such cash dividends or Dividend Equivalents may not be paid out until the vesting provisions of such Performance Award lapse.

10.	Annual Performance Cash Awards.

10.1          Grant. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant to Eligible Recipients Awards denominated in cash in such amounts and upon such terms as the Committee may determine, based on the achievement of specified Performance Goals for annual periods or other time periods as determined by the Committee (the “Annual Performance Cash Awards”).

10.2          Target Payout. The target amount that may be paid with respect to an Annual Performance Cash Award (the “Target Payout”) may be based on a percentage of a Participant’s actual annual base compensation at the time of grant (“Participation Factor”). The Chief Executive Officer may approve modifications to the Participation Factor for any non-executive officer Participant. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at less or greater than the Target Payout.

10.3         Maximum Payout. The Committee also may establish a maximum potential payout amount (the “Maximum Payout”) with respect to an Annual Performance Cash Award in the event Performance Goals are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payments for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

10.4         Individual Performance Goals. Subject to the terms of an Individual Agreement, at the time an Annual Performance Cash Award is granted, the Committee may provide for an increase or decrease in the Target Payout and the Maximum Payout (as either may be prorated in accordance with Sections 10.2 and 10.3 of this Plan) for selected Participants (“Individual Performance Participants”) to reflect the achievement of individual performance goals (“Individual Performance Goals”) established at that time by the Committee.

10.5         Payment. Payment of any earned Annual Performance Cash Awards will be made as soon as possible after the Committee has determined the extent to which the applicable Performance Goals and Individual Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of the end of the Company’s fiscal year in which the Performance Period ends or the end of the calendar year in which the Performance Period ends, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Annual Performance Cash Award under a Company deferred compensation plan or arrangement.

11.	Non-Employee Director Awards.

11.1         Automatic and Non-Discretionary Awards to Non-Employee Directors. Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement. Such Non-Employee Director Awards will not be subject to management’s discretion.

11.2         Deferral of Award Payment; Election to Receive Award in Lieu of Retainers. The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

12.	Other Cash-Based Awards and Other Stock-Based Awards.

12.1         Other Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan in such amounts and upon such terms as the Committee may determine.

12.2          Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine. Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

12.3         Value of Other Cash-Based Awards and Other Stock-Based Awards. Each Other Cash-Based Award will specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

12.4         Payment of Other Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or shares of Common Stock for any Other Stock-Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

13.	Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right; and further, no dividend or Dividend Equivalents will be paid out with respect to any Awards until they are vested.

14.	Effect of Termination of Employment or Other Service.

14.1         Termination Due to Cause. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 14.4 and 14.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a)       All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b)       All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, Performance Awards Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c)       All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

14.2       Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 14.4, 14.5 and 16 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant:

(a)       All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of the date of such termination, remain exercisable for a period of one (1) year after the date of such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination will be terminated and forfeited;

(b)       All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c)       All outstanding unvested Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period. The Committee will consider the provisions of Section 14.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed; and

(d)       If the effective date of such termination is before the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be terminated and forfeited; and if the effective date of such termination is on or after the end of the Performance Period to which an Annual Performance Cash Award relates, then any such Annual Performance Cash Award held by a Participant will be paid to the Participant in accordance with the payment terms of such Award.

14.3       Termination for Reasons Other than Cause, Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 14.4, 14.5 and 16 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause, death or Disability of a Participant:

(a)       All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited.

(b)       All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c)       All outstanding unvested Restricted Stock Units, Deferred Stock Units, Performance Awards, Annual Performance Cash Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

14.4       Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 14, and subject to the terms of an Individual Agreement, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Annual Performance Cash Awards, Non-Employee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.4, 14.5, 16 or 20 of this Plan).

14.5       Additional Forfeiture Events.

(a)       Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 14.5, and subject to the terms of an Individual Agreement, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award). The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of stock certificates or book-entry notations upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action. The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 14.5(a) will not apply to any Participant following a Change in Control.

(b)       Forfeiture or Clawback of Awards Under Applicable Law and Company Policy. Subject to the terms of an Individual Agreement, Awards under the Plan shall be subject to any automatic forfeiture or voluntary compensation “clawback,” forfeiture or recoupment provisions under Applicable Law and any compensation “clawback,” forfeiture or recoupment policy of the Company, as in effect from time to time (including, but not limited to, the Company’s Clawback and Forfeiture Policy as adopted in 2018), and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

15.	Payment of Withholding Taxes.

15.1       General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award. When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

15.2        Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 15.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

16.	Change in Control.

16.1         Definition of Change in Control. Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a)       The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b)       The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(c)       a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

16.2       Continuation, Assumption or Substitution of Outstanding Awards; Treatment Upon Subsequent Termination. In the event of a Change in Control, the surviving or successor organization (or a parent or subsidiary thereof) (the “Successor”) may continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.4 of this Plan). The Successor may elect to continue, assume or substitute only some Awards or portions of Awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another entity that is affiliated with the Company or the Successor following the Change in Control; (iii) be the same type of award as the Award being substituted; (iv) be vested to the extent vested at the time of and as a result of the Change in Control and (v) have other terms and conditions (including vesting, exercisability and effect of termination within two (2) years following a Change in Control) that are not less favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as determined by the Committee (as constituted prior to the Change in Control) in its sole discretion. If an Award is continued, assumed or substituted by the Successor and within two (2) years following a Change in Control the Participant is terminated by the Successor (or an Affiliate thereof) without Cause, the following rules will apply to the continued, assumed or substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(a)       Any and all Options and Stock Appreciation Rights will vest and become immediately exercisable as of the termination or resignation and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of such termination or resignation.

(b)       All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse. Such Restricted Stock Units and Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If such Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then the Restricted Stock Units or Deferred Stock Units will be paid within the thirty (30) day period following the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”); provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.

(c)       All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control. All performance-based Awards for which the Performance Period has not been completed as of the date of such termination or resignation will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or Shares as provided in the Award Agreement within thirty (30) days following the date of such termination or resignation. If such Awards are subject to the requirements of Section 409A of the Code, then the Awards will be paid within the thirty (30) day period following the Participant’s Separation from Service; provided, however, that if at such time, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until to the first business day after the earlier of (i) the date that is six (6) months after the date of the Separation from Service or (ii) the Participant’s death.

16.3       No Continuation, Assumption or Substitution of Outstanding Awards; Dissolution or Liquidation. In the event of a Change in Control, any outstanding Awards that are not continued, assumed or substituted with equivalent awards by the Successor pursuant to Section 16.2 of this Plan, or in the case of a dissolution or liquidation of the Company, all Awards, will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon the completion of such Change in Control:

(a)       Any Options and Stock Appreciation Rights will be fully vested and exercisable and the Committee will either (1) give a Participant a reasonable opportunity to exercise the Option and Stock Appreciation Right before the transaction resulting in the Change in Control (including cashless exercise by a Participant) or (2) pay the Participant the difference between the exercise price for such Option or the grant price for such Stock Appreciation Right and the per Share consideration provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Option or the grant price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then the Option or Stock Appreciation Right will be canceled and terminated without any payment. In either case, such Option or Stock Appreciation Right will be cancelled. The Committee will not be obligated to treat all Options and Stock Appreciation Rights subject to this Section 16.3 in the same manner. The exercise of any Option or Stock Appreciation Right whose exercisability is accelerated as provided in this Section 16.3 will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation.

(b)       All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse. Such Restricted Stock Units or Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, then the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following the Change in Control. If Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then the time of payment will depend on whether the Change in Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change in Control”). If the Change in Control is a 409A Change in Control, then the Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid within the thirty (30) day period following the Change in Control. If the Change in Control is not a 409A Change in Control, Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid as of the earlier of the time specified in the Award Agreement or within the thirty (30) day period following the date the Participant has a Separation from Service following such Change in Control; provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.

(c)       All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control. All performance-based Awards for which the Performance Period has not been completed as of the date of the Change in Control will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on actual performance achieved through the date of such Change in Control with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as reasonably practicable after the Change in Control, but no later than within thirty (30) days following the date of the Change in Control; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control.

16.4       Alternative Special Treatment of Performance-Based Awards. Notwithstanding Section 16.2 and 16.3 above, in the event of a Change in Control, the Committee, may decide in its discretion that, in lieu of treatment under Section 16.2 or 16.3 above, with respect to any outstanding Performance Awards, (i) the Performance Period will end as of the date immediately prior to such Change in Control and the Committee will determine the extent to which the Performance Goals applicable to such Performance Award have been satisfied at such time, (ii) the portion of such Performance Award that is deemed to have been earned pursuant to clause (i) above will be converted into a time-vesting Award of equivalent value to which any service vesting requirements applicable to the predecessor Performance Award will continue to apply and (iii) the converted time-vesting Award will be paid or settled on the settlement date or dates as provided under the terms of the predecessor Performance Award that would have applied had a Change in Control not occurred; provided however, that if within two (2) years following a Change in Control the Participant is terminated by the Successor (or an Affiliate thereof) without Cause, any service vesting requirements applicable to any such converted Award will be deemed to have been met and such converted Award will be immediately paid or settled upon such termination. The Committee will not be obligated to treat all Performance Awards subject to this Section 16.4 in the same manner.

16.5       Limitation on Change in Control Payments. Notwithstanding anything in this Section 16 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 16.2 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction exceeds the difference between (a) the amount of such payments absent such reduction minus (b) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first reducing or eliminating payments or benefits the full value of which are required to be recognized as contingent upon a Change in Control (determined in accordance with Treasury Regulation § 1.280G-1, Q/A-24), followed by reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from such date. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 16.5 will not apply and any “payments” to a Participant pursuant to Section 16 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

16.6        Exceptions. Notwithstanding anything in this Section 16 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 16. The Committee will not be obligated to treat all Awards subject to this Section 16 in the same manner. The timing of any payment under this Section 16 may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

17.	Rights of Eligible Recipients and Participants; Transferability.

17.1        Employment. Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

17.2        No Rights to Awards. Subject to the terms of an Individual Agreement, no Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

17.3        Rights as a Stockholder. Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

17.4        Restrictions on Transfer.

(a)       Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)       A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 14 of this Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 14 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c)       Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

(d)       The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

17.5       Non-Exclusivity of this Plan. Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

18.	Securities Law and Other Restrictions.

Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates or book-entry notations representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

19.	Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

20.	Amendment, Modification and Termination.

20.1       Generally. Subject to other subsections of this Section 20 and Sections 3.4 and 20.3 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the vesting of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect, including without limitation Section 3.4 of this Plan and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

20.2       Stockholder Approval. No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iii) modify the eligibility requirements for Participants in this Plan; or (iv) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.

20.3       Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.4, 4.5, 12.5, 14, 16, 19 or 20.4 of this Plan.

20.4       Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 20.4 to any Award granted under this Plan without further consideration or action.

21.	Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

22.	Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date. This Plan will terminate at midnight on the day before the ten (10) year anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

23.	Miscellaneous.

23.1       Usage. In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

23.2       Unfunded Plan. Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

23.3       Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

23.4       Effect on Existing Agreements. Nothing in this Plan is intended to abrogate the rights of any Participant under any contract or agreement existing between the Participant and the Company or any Subsidiary, or any subsequent amendments or modifications of such contract or agreement, and all Awards granted under this Plan and actions taken with respect to this Plan shall be subject to the terms of any contract or agreement between the Participant and the Company.

23.5       Fractional Shares. No fractional shares of Common Stock will be issued or delivered under this Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

23.6       Governing Law; Mandatory Jurisdiction. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an Award Agreement, the Company and recipients of an Award under this Plan hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the States of Colorado and Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to this Plan or any related Award Agreement. The Company and recipients of an Award under this Plan further agree that any and all such disputes, issues and/or claims arising out of or related to this Plan or any related Award Agreement will be brought and decided in the Federal or State courts of the States of Colorado or Delaware, with such jurisdiction and venue selected by and at the sole discretion of the Company.

23.7       Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.8       Construction. Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law. If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

23.9       Delivery and Execution of Electronic Documents. To the extent permitted by Applicable Law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

23.10       Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

23.11       No Representations or Warranties Regarding Tax Effect; No Obligation to Minimize or Notify Regarding Taxes. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws and have no duty or obligation to minimize the tax consequences of an Award to the holder of such Award. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

23.12       Indemnification. Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

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CENTURY COMMUNITIES

CENTURY COMMUNITIES, INC.
8390 E CRESCENT PKWY STE 650
GREENWOOD VILLAGE, CO 80111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/03/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/03/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Dale Francescon	☐	☐	☐
1b. Robert J. Francescon	☐	☐	☐
1c. Patricia L. Arvielo	☐	☐	☐
1d. John P. Box	☐	☐	☐
1e. Keith R. Guericke	☐	☐	☐
1f. James M. Lippman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. To approve the Century Communities, Inc. 2022 Omnibus Incentive Plan;	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;	☐	☐	☐
4. To approve, on an advisory basis, our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000530908_1 R1.0.0.24

CENTURY
COMMUNITIES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com

CENTURY COMMUNITIES, INC.
Annual Meeting of Stockholders
May 4, 2022 1:00 PM, Local Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Dale Francescon and David L. Messenger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CENTURY COMMUNITIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 4, 2022, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, CO 80237, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000530908_2 R1.0.0.24

Continued and to be signed on reverse side